UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SIGNET INTERNATIONAL HOLDINGS, INC.

(Exact Name of Small Business Issuer in its Charter)

DELAWARE	4833	98-0403551
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

205 Worth Avenue, Suite 316

Palm Beach, Florida 33480

(561) 832-2000

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Ernest W. Letiziano, Chief Executive Officer

205 Worth Avenue, Suite 316

Palm Beach, Florida 33480

(561) 832-2000

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

GREGG E. JACLIN, ESQ.

ANSLOW & JACLIN, LLP

195 ROUTE 9, SUITE 204

MANALAPAN, NEW JERSEY 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration fee per share

Common Stock of par value, $.001 per share	1,224,500	$1.00	$1,224,500	$144.13

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a recent offering. The price of $1.00 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED July 31, 2006

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

SIGNET INTERNATIONAL HOLDINGS, INC.

1,224,500 SHARES

COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 1,224,500 shares of our common stock can be sold by selling security holders at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE TO RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Signet International Holdings, Inc. does not have international operations.

The Date of This Prospectus Is: July 31, 2006

TABLE OF CONTENTS

SUMMARY INFORMATION	1
RISK FACTORS	3
USE OF PROCEEDS	6
DETERMINATION OF OFFERING PRICE	6
DILUTION	6
PENNY STOCK CONSIDERATIONS	6
SELLING SECURITY HOLDERS	7
PLAN OF DISTRIBUTION	9
LEGAL PROCEEDINGS	11
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	12
DESCRIPTION OF SECURITIES	13
INTEREST OF NAMED EXPERTS AND COUNSEL	15
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	15
ORGANIZATION WITHIN LAST FIVE YEARS	15
DESCRIPTION OF BUSINESS	15
MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	21
DESCRIPTION OF PROPERTY	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	24
EXECUTIVE COMPENSATION	25
FINANCIAL STATEMENTS	26

i

SUMMARY INFORMATION

We were incorporated in the State of Delaware under the name 51142 Inc. on February 2, 2005 as a blank check company to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. On July 8, 2005, pursuant to the terms of a Stock Purchase Agreement, Signet Entertainment Corporation, a Florida corporation, purchased all of our issued and outstanding common stock for cash consideration of $36,000. Subsequently, we changed our name to Signet International Holdings, Inc.

On September 8, 2005, pursuant to a Stock Purchase Agreement and Share Exchange by and among us, Signet Entertainment Corporation (“SIG”), and the shareholders of Signet Entertainment Corporation (“Shareholders”), we acquired all of the then issued and outstanding preferred and common shares of Signet Entertainment Corporation for a total of 3,421,000 common shares and 5,000,000 preferred shares of our stock which was issued to the Signet Entertainment Corporation shareholders. Pursuant to the agreement, SIG became our wholly owned subsidiary.

Our wholly owned subsidiary, SIG was incorporated on October 17, 2003 for the purpose of launching a Gaming and Entertainment Television Network. We expect to cover major Poker and Blackjack tournaments as well as other major high stakes casino games, although we – nor any of our partners - have not entered any formal agreements to do so The network will also cover other major sports events such as horse racing and selected global events which have a sports and entertainment format we believe will appeal to our viewers including: sports awards ceremonies; entertainment awards ceremonies; celebrity sports events; celebrity gaming events; and other interesting and newsworthy events, foreign and domestic,.

SIG’s largest source of revenue will come from advertising, specifically from various resorts and casinos, liquor and tobacco companies and sporting sites in North and South America, Europe, Asia and Africa. We will cover all of our events including poker and other casino tournaments via satellite and cable, once satellite and cable contracts have been executed. SIG will also realize income from infomercials and sports and entertainment programming that offer subject matter that are all-encompassing to the network’s format. SIG intends creating future programming to include “The Television Charity Channel” which will feature regularly scheduled weekly programming.

In order to launch its gaming and entertainment television network, SIG entered into agreements with Triple Play Media Management, Inc. (“Triple Play”) and Big Vision, Inc. (“Big Vision”). Pursuant to the agreements, Triple Play will operate our facilities and provide programming content while Big Vision will provide the equipment and technology to establish the production facility.

Triple Play has developed conceptual content as scripts or treatments. Production of this programming in contingent upon the funding we agreed. As such, Triple Play is not obligated to deliver this programming to us at any time certain. Triple Play has not yet made formal arrangements with any other domestic or foreign production company to uplink or to receive any programming. Further, Triple Play has not entered into any agreement with any casino business or entity, or any agreements to air any tournaments. Our agreement provides that with funding, Triple Play will organize, develop and operate a fully equipped production footprint (home base), and direct, produce and edit, gather and cover live newsworthy events from the Las Vegas area. With the use of modular (TV equipment truck), and satellite delivery systems, Triple Play will uplink the news reels and we will broadcasts these to other communities in the USA and abroad. Likewise, other production companies will be able to uplink their news reels to Triple Play.

In addition, to further the launch of our gaming and entertainment television network we purchased the exclusive rights to 20 titled half hour screen plays representing original programming from FreeHawk Productions, Inc. Each title will be delivered with an additional four ready for airing half hour episodes. These screen plays will constitute 100 half hour shows to be aired over our gaming and entertainment network.

Furthermore, we intend to acquire Low-Powered Television (LPTV) stations as a means for distributing our programming to viewers. LPTV stations offer national advertisers highly defined audiences. The LPTV service was established by the Federal Communications Commission (FCC) in 1982 and was primarily intended to provide opportunities for locally oriented television service in small communities within larger urban areas. LPTV stations transmit on one of the standard VHF or UHF television channels. The distance at which a station can be viewed depends on a variety of factors such as: antenna height, transmitter power, transmitting antenna and the nature of the terrain. Generally LPTV stations span approximately 20 miles from their tower in all directions. We plan on targeting LPTV stations that are sanctioned by the Federal Communication Commission with current and clear license to operate and feature: Class A rating, high-distribution (high number of TV households), favorable market location, up-to-date equipment, tower delivery systems, and studio properties. We have not entered into any negotiations or agreements, preliminary or otherwise, to purchase such stations.

We are a developmental-stage company and have not yet commenced operations. We will require additional funds to implement our business plan. There is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

No revenues have been generated to date. We expect limited revenues with our initial LPTV acquisitions increasing as we raise additional funds and acquired more stations. Therefore we will continue to operate on a reduced budget until such time as further funding becomes available. However, there can be no guarantee that we will ever generate any revenues.

Because we have no viable operations we are dependent upon significant shareholders to provide sufficient working capital to maintain the integrity of the corporate entity, our independent auditor has expressed substantial doubt about the company’s ability to continue as a going concern.

Signet International Holdings, Inc. does not have international operations.

Summary Financial Data

You should read the following summary financial data together with our financial statements and related notes appearing at the end of this prospectus and the ‘‘Management’s Discussion and Analysis’’ and ‘‘Risk Factors’’ sections included elsewhere in this prospectus.

The summary financial data set forth below for the periods ending March 31, 2006 and March 31, 2005 are derived from, and are qualified by reference to, our unaudited financial statements included elsewhere in this prospectus.

The summary financial data set forth below for the period ending December 31, 2005 are derived from, and are qualified by reference to, our financial statements that have been audited by S. W. Hatfield, CPA, our independent registered public accounting firm, and are included elsewhere in this prospectus.

Historical results are not necessarily indicative of future results.

	For the three months ended March 31		For the year ended December 31
	2006 (unaudited)	2005 (unaudited)	2005 (audited)	2004 (audited)
STATEMENT OF OPERATIONS

Revenues	$-	$-	$-	$-
Total Expenses	48,908	27,658	170,773	111,492
Net Loss	(51,127)	(27,658)	(231,767)	(111,492)
Net Loss Per Share	(0.01)	(0.01)	(0.07)	(0.03)

	As of March 31		As of December 31
BALANCE SHEET DATA	2006 (unaudited)	2005 (unaudited)	2005 (audited)	2004 (audited)

Cash	$354,512	$-	$401,370	$-
Total Assets	354,512	-	401,370	-
Total Current Liabilities	311,628	128,920	272,359	106,170
Working Capital (Deficiency)	42,884	(128,920)	129,011	(106,170)
Stockholders’ Equity (Deficiency)	42,884	(128,920)	129,011	(170,916)

Summary of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $1.00 was determined by the price shares were sold to our shareholders in a private placement offering is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Where You Can Find Us

Our corporate offices are located at 205 Worth Avenue, Suite 316, Palm Beach, Florida 33480. Our telephone number is (561) 832-2000.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to us and not to the selling stockholders.

Risks Relating to our Business

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in Delaware on February 2, 2005 as a blank check company to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Our wholly owned subsidiary, SIG was incorporated on October 17, 2003 for the purpose of launching a Gaming and Entertainment Television Network. We have no significant assets or financial resources. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

We have a history of operating losses and there can be no assurances we will be profitable in the future.

We have a history of operating losses, expect to continue to incur losses, and may not be profitable in the near future. We had net losses of $402,683 since our inception. We intend to continue to fund operations through additional debt and equity financing arrangements that may not be sufficient to fund our capital expenditures, working capital, and other cash requirements for the year ending December 31, 2006. The successful outcome of future financing activities cannot be determined at this time and there are no assurances that if achieved, we will have sufficient funds to execute our intended business plan or generate positive operational results.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that has not generated any revenue to date. We have incurred net losses of $402,683. If we cannot generate sufficient revenues from our operations, we may not be able to implement our business plan and may be forced to cease our business activities.

We may require additional funds to achieve our current business strategy and our inability to obtain additional financing will inhibit our ability to expand our business operations.

We may need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. The financing we need may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing will inhibit our ability to implement our development strategy, and as a result, could require us to diminish or suspend our development strategy..

If we are unable to hire and retain key personnel, then we may not be able to implement our business plan.

We believe that our growth and our future success will depend in large part upon our ability to continue to retain our Chief Executive Officer and to attract and retain other highly skilled senior management, finance and marketing personnel. The competition for qualified personnel is intense. We cannot assure you that we will be able to hire and retain qualified personnel. Failure to hire and retain such personnel could require us to diminish or suspend our development strategy.

Our industry is subject to regulation by the FCC and therefore we must comply with its rules and regulations in connection with the acquisition and operation of our stations. Failure to comply with these rules could result loss of our licenses and/or disapproval of our proposed acquisitions.

The broadcasting industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the “Communications Act”). Approval by the FCC is required for the issuance, renewal and assignment of station operating licenses and the transfer of control of station licensees. In particular, the Company’s business will be dependent upon its continuing to hold television broadcast licenses from the FCC, which licenses, since January 1997, are issued for maximum terms of eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company’s licenses will be renewed at their expiration dates. If licenses were not renewed or acquisitions approved, we may lose revenue that we otherwise could have earned.

Federal regulation of the broadcasting industry limits our operating flexibility, which may affect our ability to generate revenue or reduce our costs. In addition, Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters (including technological changes) that could, directly or indirectly, materially and adversely affect the operation and ownership of our broadcast properties. New federal legislation may limit our ability to conduct our business in ways that we believe would be advantageous and may thereby negatively affect our operating results and strategic decisions.

The entertainment industry, and particularly the television industry, is a highly competitive commerce and if we cannot compete effectively or adapt to changes in our industry, we may be unable to execute our business plan.

The entertainment industry, and particularly the television industry, is a highly competitive commerce. Currently this industry is undergoing an aggressive period of mergers and acquisitions. Once our presence is recognized, we will experience potential competitors who have greater financial, marketing, programming and broadcasting resources than we do.

The markets in which we have targeted to acquire are also in a constant state of change arising from, among other things, technological improvements and economic and regulatory developments. Technological innovation and the resulting proliferation of television entertainment, such as cable television, wireless cable, satellite-to-home distribution services, pay-per-view and home video and entertainment systems, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to increased competition. We may not be able to compete effectively or adjust our business plans to meet changing market conditions. We are unable to predict what form of competition will develop in the future, the extent of the competition or its possible effects on our businesses.

The loss of Ernest W. Letiziano, our sole officer and director, could adversely affect our ability to remain competitive.

We believe that the success of our business strategy and our ability to operate profitably depends on the continued employment of our Ernest W. Letiziano, our sole officer and director. If Mr. Letiziano becomes unable or unwilling to continue in his present positions, our business and financial results could be materially adversely affected. At the present time, Mr. Letiziano devotes approximately 40 hours per week to the business affairs of the company. The loss of his services may prevent us from implementing our business plan. In the event that we cannot implement our business plan, we may not ever generate revenue and may be forced to cease our operations.

Our existing large stockholders have significant control over us and may prevent you from causing a change in the course of our operations and may affect the market price of our common stock.

Ernest W. Letiziano, Hope Hillabrand, Richard Grad, and Tom Donaldson beneficially own approximately 60% of our common stock. Accordingly, for as long as Mr. Letiziano, Ms. Hillabrand, Mr. Grad, and Mr. Donaldson continue to own more than 50% of our common stock, they will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

Risks Relating to this Offering

There is currently no public market for our securities and you may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.

There is no established public trading market for our securities. After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

Future Sales by Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. We have 3,902,000 shares of common stock issued and 3,852,000 shares of common stock are outstanding. Of the 3,852,000 shares of common stock outstanding as of July 31, 2006, 1,224,500 shares will be, freely tradable without restriction upon the effective date of this registration statement, unless held by our "affiliates". The remaining 2,627,500 outstanding shares of common stock, which will be held by existing stockholders, including our sole officer and director, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Our stock price may decrease due to our market cap based on the future issuances of additional shares of common or preferred stock.

Our Articles of Incorporation authorize the issuance of one hundred million (100,000,000) shares of common stock. As of July 31, 2006, we had 3,902,000 shares of common stock issued and 3,852,000 shares of common stock outstanding. As such, our Board of Directors has the power, without shareholder approval, to issue up to 96,098,000 shares of common stock. The issuance of such shares will dilute the shares held by the current shareholders. In addition, our articles of incorporation also provide that we are authorized to issue up to 50,000,000 shares of blank check preferred stock with a par value of $.001 per share. “Blank Check” means that the rights and preferences of the preferred shares have not been determined. As of the date of this prospectus, there are 5,000,000 shares of preferred stock issued and outstanding.

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock and with such relative rights, privileges, preferences and restrictions that the Board may determine. Any issuance of preferred stock will dilute the voting power or other rights of the holders of common stock. If preferred shares are issued it may impact our decision to issue dividends since this may increase the number of dividends that we would be issuing. In addition, it is possible that the Board of Directors may determine that the preferred shares will have rights and preferences, including dividend rights, over the common stockholders.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in a private placement memorandum pursuant to Regulation D Rule 506 of the Securities Act of 1933 which was completed in May 2006.

The offering price of the shares of our common stock has been determined arbitrarily by us and will not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on the Over The Counter Bulletin Board (OTCBB), we attempt to locate a market maker and to file to obtain a listing on the (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. Although there are no requirements for listing on the OTCBB, there is no assurances that our common stock will be approved to trade on the OTCBB. We have had discussions with one market maker regarding the filing of our application for trading on the OTCBB. However, there is no assurance that our common stock, even if it becomes listed on the OTCBB, will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of 1,224,500 shares of our common stock issued to 69 shareholders. Unless noted in the footnotes to the table below, all of the following shareholders received their shares pursuant to the share exchange between us and Signet Entertainment Corp. in which we issued an aggregate of 3,421,000 common shares and 5,000,000 preferred shares. Of the 3,421,000 common shares issued, we are registering 1,059,000 of such shares. Of these 1,059,000 shares being registered, 125,000 shares are held by Ernest W. Letiziano, our sole officer and director.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of July 31, 2006 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Absent circumstances indicating that the change is material, the change may be reflected by the filing of a Rule 424(b) prospectus supplement describing the change and setting forth the information required by Item 507 of Regulation S-B. This assumes the change does not involve increasing the number of shares or dollar amount registered.

Name of Selling Security Holder	Shares of Stock owned prior to offering	Shares of Common stock to be sold	Shares of common stock owned after Offering	Percent of common owned after offering (1)
BARRY ABRAMS MDPA PROFIT SHARING PLAN (2)	150,000	75,000	75,000	1.95%
BASSET, ROBERT C.	1,000	500	500	*
BOMMARITO, GRACE	1,000	500	500	*
BOOKOUT, MELISSA	1,000	500	500	*
BOSTICK, BOBBY T.	1,000	500	500	*
BROWN, BARBRA J.	1,000	500	500	*
BROWN, DONALD D.	1,000	500	500	*
COLARUSSO, PETER AND E. JUDY	20,000	10,000	10,000	*
COLLADO, ROSA MARIA	1,000	500	500	*
CURTIS, JOHN J.	1,000	500	500	*
DAMPIER, JOSEPHINE M.L.	1,000	500	500	*
DELICH, DOROTHY E.	1,000	500	500	*
DEMBLIN, AUGUST	76,000	38,000	38,000	*
DERHAK, JOHN E.	1,000	500	500	*
DERHAK, WENDY	1,000	500	500	*
DOHRN, WALTER	10,000	5,000	5,000	*
DONALDSON, THOMAS	601,000	125,000	476,000	12.36%
ENRIGHT, COEN W.	51,000	25,500	25,500	*
FOX, STEVEN A.	26,000	13,000	13,000	*
FRALEY, ELWIN E.	1,000	500	500	*
FREEMAN, ROBERT LEE (5)	51,000	25,500	25,500	*
GANDIAGA, ANDIKONA	1,000	500	500	*
GANDIAGA, PATXI	1,000	500	500	*
GARZA, IRENE G.	1,000	500	500	*
GARZA, JAIME A.	101,000	50,500	50,500	1.31%
GARZA, JOSE L.	1,000	500	500	*
GARZA, VICTOR HUGO	1,000	500	500	*

GELFAND, HOWARD	1,000	500	500	*
GILLETTE, F. WARRINGTON	1,000	500	500	*
GOFF FAMILY HOLDINGS, LP (3)	50,000	25,000	25,000	*
GONZALES, VICTOR HUGO	50,000	25,000	25,000	*
GRAD, GARY MICHAEL	151,000	75,500	75,500	1.96%
GRAD, RICHARD	401,000	125,000	276,000	7.17%
GRAD, STEVEN	51,000	25,500	25,500	*
GUERRICAECHEBARRIA, CHRISTINE	1,000	500	500	*
HACKING, H. LYNN	51,000	25,500	25,500	*
HARAKAS, ANNETTE	1,000	500	500	*
HENNINGSEN, ROBERT C. AND KATHLEEN A JTWROS (4)	54,000	27,000	27,000	*
HILLABRAND, HOPE E.	501,000	125,000	376,000	9.76%
KAUFMAN, MAX	1,000	500	500	*
KILEY, ROBERT (5)	10,000	5,000	5,000	*
KILEY, ROBERT AND SUSAN JTWROS (6)	65,000	7,500	7,500	*
LAGROTTERIA, JAMES	1,000	500	500	*
LAUDATI, DINO	1,000	500	500	*
LETIZIANO, ERNESTO W.	900,000	125,000	775,000	20.12%
LONG, JANET G.	1,000	500	500	*
MADORE, DANIEL R. AND LAURIE A. JT TEN (7)	50,000	25,000	25,000	*
MCNEILL, TOM	1,000	500	500	*
MELNICK, A MICHAEL & ILENE B. JTWROS	1,000	500	500	*
O’NEILL, TOMMY	51,000	25,000	25,000	*
PREWITT, PAUL A.	1,000	25,500	25,500	*
RIDER, TIM	1,000	500	500	*
ROWAN, WILLIAM R.	1,000	500	500	*
ROWAN, WILLIAM R. AND JANET LONG TIC (8)	2,000	500	500	*
SEGAR-RHODES, JUDY A.	1,000	1,000	1,000	*
SIGNET ENTERTAINMENT CORP. (9)	100,000	500	500	*
SHUGAR, GERALD	1,000	50,000	50,000	1.30%
SNYDER, JOANN	1,000	500	500	*
SNYDER, THOMAS S.	51,000	500	500	*
SOWERS, DAVID W.	1,000	25,500	25,500	*
SOWERS, GERALD W.	1,000	500	500	*
SOWERS, JOYCE A.	1,000	500	500	*
SOWERS-GANDIAGA, PEGGY	151,000	500	500	*
STERN, BARBRA	1,000	75,500	75,500	1.96%
TORRENCE, SUSAN L.	1,000	500	500	*
VELASCO, FERNANDO	1,000	500	500	*
WITTELSBACH, BURKNARD	10,000	500	500	*
WOLFSKEIL, ALYSIA	26,000	5,000	5,000	*
WOLFSKEIL, RICHARD	1,000	13,000	13,000	*

*	Less than 1%
(1)	Based on 3,852,000 shares outstanding as of July 31, 2006
(2)

Barry Abrams is the principal of Barry Abrams MDPA Profit Sharing Plan and has investment control over its shares of our common stock. Of the 150,000 shares of common stock current held by this shareholder, 50,000 shares were issued pursuant to the share exchange between us and Signet Entertainment Corp. In addition, this shareholder acquired 100,000 shares in exchange for cash consideration of $100,000 pursuant to our private offering under to Rule 506 of Regulation D completed in May 2006.

(3)

Steve Goff has investment and voting control of the shares held by Goff Family Holdings, LP. This shareholder acquired 50,000 shares in exchange for cash consideration of $50,000 pursuant to our private offering under to Rule 506 of Regulation D completed in May 2006.

(4)	This shareholder acquired 54,000 shares in exchange for cash consideration of $54,000 pursuant to our private offering under to Rule 506 of Regulation D completed in May 2006.
(5)	This shareholder acquired 10,000 shares in exchange for cash consideration of $10,000 pursuant to our private offering under to Rule 506 of Regulation D completed in May 2006.
(6)	This shareholder acquired 65,000 shares in exchange for cash consideration of $65,000 pursuant to our private offering under to Rule 506 of Regulation D completed in May 2006.
(7)	This shareholder acquired 50,000 shares in exchange for cash consideration of $50,000 pursuant to our private offering under to Rule 506 of Regulation D completed in May 2006.
(8)	This shareholder acquired 2,000 shares in exchange for cash consideration of $20,000 pursuant to our private offering under to Rule 506 of Regulation D completed in May 2006.
(9)

Mr. Letiziano is our sole officer and director. We are the parent company of Signet Entertainment Corporation. Based on same, Mr. Letiziano has investment control over these shares of our common stock. These 100,000 shares were issued pursuant to a private transaction between Scott Raleigh and Signet Entertainment Corp. in which Signet Entertainment Corp. purchased these 100,000 shares from Mr. Raleigh in exchange for cash consideration of $36,000.

(10)

Mr. Freeman is President of FreeHawk Productions, Inc and holds a position with Triple Play. Mr. Freeman received his 51,000 shares pursuant to the share exchange between us and Signet Entertainment Corp. Mr. Freeman originally received 50,000 of such shares from Signet Entertainment Corporation pursuant to the agreement with Triple Play. The remaining 1,000 shares were purchased pursuant to Signet Entertainment Corporation’s private placement in exchange for cash consideration of $0.01 for an aggregate of $10.

To our knowledge, except as set forth above, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

Mr. Letiziano is not a broker-dealer or affiliate of a broker-dealer.

The following sets forth the nature of any relationships between the selling security holders:

-	Rick Grad, Gary Grad, Steve Grad are brothers
-	Donald and Barbara Brown are husband and wife
-	John and Wendy Derhak are husband and wife
-	Jaime Garza, Jose, and Irene Victor are brothers and sisters
-	David Sowers, Joyce Sowers, and Peggy Sowers-Gandiaga are brother and sisters. Their father is Gerald Sowers.
-	Andikona Gandiaga and Patxi Gandiaga are brothers and sisters. Their mother is Peggy Sowers-Gandiaga.
-	Alysia and Richard Wolfskeil are husband and wife

The family relationships mentioned above are independent in nature.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling security holder must be made at the fixed price of $1.00 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading,
o	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Regulation M

We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened legal actions against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers of the Company are:

Name	Age	Position	Date Appointed
Ernest W. Letiziano	62	President, Chief Executive Officer, Chief Financial Officer and Director	July 8, 2005

Set forth below is a brief description of the background and business experience of our sole executive officer and director for the past five years, Mr. Letiziano. . Mr. Letiziano devotes 100% of his time to the Company.

ERNEST W. LETIZIANO was appointed as the Company’s President, Chief Executive Officer, Chief Financial officer and sole director as of July 8, 2005. Mr. Letiziano, age 62, has 40 years of experience in finance, business and sports and entertainment. After serving his internship with Haskins & Sells, CPA’s, Mr. Letiziano sat for his CPA Certificate in Pennsylvania. In 1964 he also received his Registered Municipal Accountant’s Certificate to practice in New York, New Jersey and Pennsylvania. He was employed with Haskins and Sells from 1962-1969. Letiziano attended Pennsylvania State University, where he majored in accounting and economics. From 1970-1972, he co-owned an accounting practice in Reading, PA. From 1992 to April 2002, Mr. Letiziano has been self-employed as an international monetarist facilitating financial transactions for his clients. Mr. Letiziano has not been involved in any other business since forming Signet International. He was last active as an international monetarist prior to 2003. From 1988 to 1993, Mr. Letiziano was CEO of Ringside International Broadcasting Corporation, (NASDAQ symbol: RIBC). The company was sold in 1993 to a Houston based company. Mr. Letiziano co-owned Classic Motor Car Company, an automobile-manufacturer 1973-1976. From 1977 to 1982 he was Vice President of First Florida Utilities, Inc., a five-state utility public company (NASDAQ symbol SFFL). In 1982, Mr. Letiziano founded, Ringside Events, Inc., a promotional boxing enterprise. He has held commission licenses in 13 states and Great Britain and has promoted and produced over 150 major events worldwide.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

The officer and director listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of our director. We have not compensated our director for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

Our officer and director has not filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Audit Committee

We do not have a standing audit committee of the Board of Directors. Management has determined not to establish an audit committee at present because of our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Item 401(e) of Regulation S-B is beyond its limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in its financial statements at this stage of its development.

Involvement in Certain Legal Proceedings

No director, nominee for director, or executive officer of the Company has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of our common stock owned as of July 31, 2006 by all persons (i) known to us who own more than 5% of the outstanding number of such shares, (ii) by all of our directors, and (iii) by our sole officer and director as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)

Common Stock	Letiziano, Ernest W (2)	1,000,000 (6)	25.96%

Common Stock	Donaldson, Thomas (3)	601,000	15.60%

Common Stock	Hillabrand, Hope E (4)	501,000	13.00%

Common Stock	Grad, Richard (5)	401,000	10.41%

Preferred Stock	Letiziano, Ernest W (2)	2,500,000	50%

Preferred Stock	Donaldson, Thomas (3)	1,000,000	20%

Preferred Stock	Hillabrand, Hope E (4)	1,500,000	30%

(1)	Based on 3,852,000 shares of our common stock outstanding.
(2)	The address for Mr. Letiziano is 205 Worth Avenue, Suite 316, Palm Beach, Florida 33480.
(3)	The address for Mr. Donaldson is 9588 San Vittore St. Lake Worth, FL 33467
(4)	The address for Ms. Hillabrand is PO Box 3191 Stuart, FL 34995
(5)	The address for Mr. Grad is 8845 Karen Lee La Peoria, AZ 85382
(6)

Of these 1,000,000 shares, Mr. Letiziano owns 900,000 shares directly. The remaining 100,000 shares are held by Signet Entertainment Corp, our wholly owned subsidiary. Because Mr. Letiziano is our sole officer and director, he has investment control over these 100,000 shares of our common stock held by Signet Entertainment Corp.

(7)

None of the individuals listed in this table qualify as a beneficial owner under Securities Act Release No. 33-4819. Mr. Letiziano, Mr. Donaldson, Ms. Hillabrand, and Mr. Grad do not have any spouses or minor children that hold shares in the Company.

Security Ownership of Management

Title of Class	Name and address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Class

Common Stock	Letiziano, Ernest W.	1,000,000 (2)	25.96% (3)
Preferred Stock	Letiziano, Ernest W	2,500,000	50% (4)

(1)	The address for each of the individuals listed in this table is 205 Worth Avenue, Suite 316, Palm Beach, Florida 33480.

(2)

Of these 1,000,000 shares, Mr. Letiziano owns 900,000 shares directly. The remaining 100,000 shares are held by Signet Entertainment Corp, our wholly owned subsidiary. Because Mr. Letiziano is our sole officer and director, he has investment control over these 100,000 shares of our common stock held by Signet Entertainment Corp.

(3)	Based on 3,852,000 shares of our common stock outstanding.
(4)	Based on 5,000,000 shares of our preferred stock outstanding.

Changes in Control

There are no arrangements which may result in a change in control of us.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $.001 per share and 50,000,000 shares of preferred stock at a par value of $.001 per share. As of July 31, 2006, 3,902,000 shares of common stock were issued and 3,852,000 shares of common stock were outstanding. On March 31, 2006, the Company repurchased 50,000 shares of common stock from the estate of a deceased shareholder which purchased said shares pursuant to the aforementioned Regulation D Rule 506 offering completed in May 2006 for $50,000 cash. In addition, 5,000,000 shares of preferred stock were issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Preferred Stock

Holders of shares of preferred stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of preferred stock do not have cumulative voting rights. Holders of preferred stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of preferred stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of preferred stock are fully paid and non-assessable. Holders of preferred stock have no preemptive rights to purchase our preferred stock. There are no conversion or redemption rights or sinking fund provisions with respect to the preferred stock.

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Anti-Takeover Effect of Delaware Law, Certain Charter and By-Law Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions have the following effects:

-	they provide that special meetings of stockholders may be called only by a resolution adopted by a majority of our board of directors;

-

they provide that only business brought before an annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the bylaws may be transacted at an annual meeting of stockholders;

-	they provide for advance notice of specified stockholder actions, such as the nomination of directors and stockholder proposals;

-

they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company; and

-

they allow us to issue, without stockholder approval, up to 50,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well.

We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a ‘‘business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an ‘‘interested stockholder’’ is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock. Anslow & Jaclin, LLP has been our legal counsel since inception.

The financial statements included in this prospectus and the registration statement have been audited S. W. Hatfield, CPA certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated in the State of Delaware under the name 51142 Inc. on February 2, 2005. On July 8, 2005, pursuant to the terms of a Stock Purchase Agreement, Signet Entertainment Corporation, a Florida corporation, purchased all of our issued and outstanding common stock for cash consideration of $36,000. Subsequently, we changed our name to Signet International Holdings, Inc.

On September 8, 2005, pursuant to a Stock Purchase Agreement and Share Exchange by and among us, Signet Entertainment Corporation, and the shareholders of Signet Entertainment Corporation (“Shareholders”), we acquired all of the then issued and outstanding preferred and common shares of Signet Entertainment Corporation for a total of 3,421,000 common shares and 5,000,000 preferred shares of our stock which was issued to the Signet Entertainment Corporation shareholders. Pursuant to the agreement Signet Entertainment Corporation became our wholly owned subsidiary.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated in the State of Delaware under the name 51142 Inc. on February 2, 2005 as a blank check company to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. On July 8, 2005, pursuant to the terms of a Stock Purchase Agreement, Signet Entertainment Corporation, a Florida corporation, purchased all of our issued and outstanding common stock for cash consideration of $36,000. Subsequently, we changed our name to Signet International Holdings, Inc.

On September 8, 2005, pursuant to a Stock Purchase Agreement and Share Exchange by and among us, Signet Entertainment Corporation, and the shareholders of Signet Entertainment Corporation (“Shareholders”), we acquired all of the then issued and outstanding preferred and common shares of Signet Entertainment Corporation for a total of 3,421,000 common shares and 5,000,000 preferred shares of our stock which was issued to the Signet Entertainment Corporation shareholders. Pursuant to the agreement Signet Entertainment Corporation became our wholly owned subsidiary.

Business of Issuer

Our wholly owned subsidiary, Signet Entertainment Corporation (“SIG”), was incorporated on October 17, 2003 for the purpose of launching a “gaming and entertainment” television network. We will purchase, lease, and employ the apparatus, equipment, and personnel necessary to establish the network. The network will cover major Poker and Blackjack tournaments as well as other major high stakes casino games. The network will also cover via satellite and cable other sports events such as horse racing and selected global events which have a sports and entertainment format. SIG’s largest source of revenue will come from advertising, specifically from various resorts and casinos, and sporting sites in North and South America, Europe, Asia and Africa. SIG will realize income from infomercials and sports and entertainment programming that offer subject matter that are all-encompassing to the network’s format. Signet International Holdings, Inc. does not have international operations.

It is our opinion that we are not a blank check company as defined in Rule 419 under the Securities Act of 1933 (as amended) since we have conducted operating activities and have taken affirmative steps in the operation of our business. Our primary business plan is that of a television broadcasting company. Although a part of our business plan includes the acquisition of other entities, we are not a blank check company since this is not our primary business and we may never complete any such acquisition. Any such acquisition would be contemplated only so far as such acquisition would further our business plan to launch a television broadcasting company. We currently have no intention to enter into any acquisition that requires Mr. Letiziano, our sole officer and director, to give up voting control of our stock or requires his resignation as our officer or director. In the event we acquire other entities in the future, Mr. Letiziano will maintain his ownership interest as well as his positions with us as full-time Chief Executive Officer and majority stockholder.

General

In order to implement its purpose of launching a gaming and entertainment television network, SIG entered into agreements with Triple Play Media Management, Inc. (“Triple Play”) and Big Vision, Inc. (“Big Vision”). Pursuant to the agreements, Triple Play will operate our facilities and provide programming content. Triple Play will produce television shows (programs) in the gaming and entertainment genre. Triple Play will also negotiate with rights-holders of old re-run television shows and provide these shows for additional programming. Big Vision will provide the equipment and technology to establish the facility.

Pursuant to our Management Agreement with Triple Play, Triple Play has agreed to manage and operate our facility in exchange for financial and administrative support of its ready-to-launch, new television network, “The Gaming & Entertainment Network.” In essence, we will provide the facilities, while Triple Play will provide the management of such facilities as well as programming content. We will pay Triple Play a management fee of 12% each year, provided we realize a minimum pre-tax net profit of 25%. In addition, we will provide an allowance for costs related to licensing, permits, and other fees related to broadcasting equal to one-half percent of total gross revenues. In exchange, we will receive 87.5% of Triple Play’s gross revenues less operating expenses.

Our Management Agreement with Big Vision provides for the use by us of Big Vision’s equipment and property for the staging of our facility. In exchange for use of the facilities, we will pay a service fee to Big Vision on a “most favored nation” basis for the first year of our operations. “Most favored nation” basis is a term used in the TV Production Industry to indicate that the rates charged by producers (in this case Big Vision) will be below fair-market rates, or at “wholesale” costs. In essence, in our first year, we will pay Big Vision a fee equal to its costs in providing the equipment and facilities. After the initial year, we will pay Big Vision industry standard rates plus an additional 15%.

In addition, to further the launch of our gaming and entertainment television network we purchased the exclusive rights to 20 titled half hour screen plays representing original programming from FreeHawk Productions, Inc. Each title will be delivered with an additional four ready for airing half hour episodes. These screen plays will constitute 100 half hour shows to be aired over our gaming and entertainment network. Mr. Freeman, president of FreeHawk Productions, Inc., has been creating and producing original programming (Drama, Comedy, Children and Reality shows) for the 25 years. It is management's opinion that this content will enable Signet to appeal to a wider audience. The Company's agreement with FreeHawk dated April 13, 2006 provides for the purchase by Signet of the exclusive rights to 20 half-hour TV screen plays each with an additional 13 episodes. FreeHawk will receive $450,000 in cash and 550,000 shares of

Signet common stock over a minimum of 36 months payments to be made subject to delivery of the screen plays as scheduled by Signet

Furthermore, we intend to acquire Low-Powered Television (LPTV) stations as a means for distributing our programming to viewers. We believe that LPTV affords an opportunity for entry into television broadcasting and has permitted fuller use of the broadcast spectrum. LPTV stations offer national advertisers highly defined audiences;. As advertisers search for ways to reach targeted demographic groups, we believe LPTV stations will become an increasingly important part of their advertising strategy. We plan on targeting LPTV stations that are sanctioned by the Federal Communication Commission with current and clear license to operate and feature: Class A rating, high-distribution (high number of TV households), favorable market location, up-to-date equipment, tower delivery systems, and studio properties.

Programming

Triple Play Media Management, Inc.

Triple Play’s programming niche is “gaming.” Presently, there are no channels formatted exclusively for the gaming customer whose interest is focused on the vast variety of gaming activities, domestically as well as internationally, including “sports and entertainment.” This type of network is unique to the television industry.. SIG believes that the sales revenues, after the first year, will not only cover operating costs and expenses thereafter, but also, within the next 18 months, return sufficient revenue to pay for capital expenditures.

The Gaming & Entertainment Network will cover major poker and blackjack tournaments and high stakes major table games, especially those from Hong Kong, South America and the Outback of Australia. The activities in the Las Vegas, Reno and Laughlin, Nevada areas, and various Florida venues alone, host high stakes tournaments on a daily basis. Triple Play will produce domestic and international feeds covering thoroughbred and quarter-horse racing; coverage of fluctuation and trends within sports books from selected locations around the world; scheduled hourly updating of betting lines on sporting events; and a remote coverage of all betting sports, to delivering our personal insight and commentary, live from the sites of origination. Handicapping shows will feature the “how-to” of betting, who’s betting, and why.

Along with, and part of, the gaming and sports coverage, Triple Play will offer shows exploring the insights of the hotel and casino business; offer original formatted airing of special events taking place in the hotels and casinos around the world, including profiles of the shows and headliners, their acts and silhouetting behind the scenes action. Triple Play will feature a newly developed format called “Dialing for Dollars, Satellite Pay Per View Bingo.”

Our agreement with Triple Play provides that we will pay management fees in the amount of 12% provided that we realize a minimum pre tax net profit of 25%. We also will provide an allowance for costs of licenses and permits for international airwaves and feeds, duties and taxes, satellite transmission links, down links, including earth stations in the amount of ½ % (one-half of one percent) of the total gross revenues. In addition, as further consideration for Richard Grad’s agreement for Triple Play’s exclusive services, we paid Mr. Grad a signing bonus of $50,000 upon funding of the our offering. We are also obligated to pay the following compensation each year during the entire term of the agreement, including extensions thereto: guaranteed payment of $200,000 per year payable to Richard Grad. This amount will be payable at the beginning of each month at the rate of twelve equal installments. We will also provide Mr. Grad with an allowance of $1,500 for moving and relocating expenses. In addition, we will provide Mr. Grad with personal life, health dental, vision and accident insurance. Mr. Grad owns approximately 401,000 shares (or 10%) of our common stock.

Other Programming

In addition to the programs produced by Triple Play, we intend to produce our own original programming and air infomercials during off-peak hours.

On April 13, 2006 we purchased the exclusive rights to 20 titled half hour screen plays representing original programming. Each title will be delivered with an additional four “ready for airing” one-half hour episodes. These screen plays will constitute one hundred one-half hour shows to be aired over the Signet Network.

The formats of the original programming include several children episodes including animation, family shows, adult comedy and drama and several timely realities. The entire 20 original with supplementary episodes are scheduled to be delivered within the next thirty-six months.

Big Vision, Inc.

In addition to the exclusive contract with Triple Play whose primary purpose is creating original programming, distribution and international sales and satellite delivery systems, we executed a long-term contract on July 22, 2005 with Big Vision, Inc. whose primary purpose is television production, transmitting and ground crew pick up.

Big Vision is a Las Vegas, Nevada based video production company with over 22,000 square feet in the heart of Las Vegas which offers all TV production amenities required of any variety of television programming. Big Visions also owns a 12,000 square feet facility in Burbank, CA serving clients nationwide and abroad.

Big Vision is best known for its production mobile facilities which will be used to support Triple Play. Big Visions’ services range from original video production to providing the technical management, professional crewing and equipment for major broadcast series and events. It has recently added a sophisticated sound delivery system and a complete line of High Definition delivery techniques with new cameras, recorders, and monitors.

We expect a lot of our live programming will be originating from Las Vegas. Because Big Vision is a Las Vegas production company this affiliation with Big Vision will assure continuous local programming from Las Vegas, with on site editing facilities and distribution capabilities. Our access to Big Vision’s studio and portable television equipment enables us to deliver the news-worthy Las Vegas events soon after their occurrence. The affiliation assures uninterrupted local programming coverage by Big Vision and at the same time gives Triple Play the flexibility to initiate its broadcast and programming schedules in the European, Asian, North and South American markets.

Our agreement with Big Vision provides for the payment of a service fee to Big Vision on a “most favored nation basis” for the first year of our operations. “Most favored nation” basis is a term used in the TV Production Industry to indicate that the rates charged by producers (in this case Big Vision) will be below fair-market rates, or at “wholesale” costs. After the initial year, we will pay Big Vision service fees at the industry standard rates plus an additional 15% in consideration for Big Vision’s concession in rates during the first year. We agree to continue paying the industry rates plus 15% for as long as this agreement is in place. It is understood that all fees will be paid as they become due and payable according to Big Vision’s requirements.

The combination of contracting with Triple Play and Big Vision will provide us the unique opportunity to at once inaugurate not only the infomercial scheduled segments but also the on-going programming operations.

Distribution

We plan to distribute our programming via in-home satellite services such as Direct TV, Dish Network, and digital cable companies, and additionally via LPTV stations.

Low Power Television Stations.

We intend to acquire Low-Powered Television (LPTV) stations as another means for distributing our programming to viewers. We intend acquiring LPTV stations initially on a stock swap basis. With additional funding from a secondary offering we will begin offering cash instead of or in addition to stock, for some of the stations we purchase.

We have taken preliminary steps in the acquisition process. These steps include: learning more about the LPTV industry, researching the fit of a number of opportunities with the Signet business plan, retaining counsel, developing and getting approvals for a suitable stock swap agreement and ascertaining the value of potential LPTV stations for sale. However, we have not entered into any negotiations with any specific LPTV stations.

The source for the information that follows relating to LPTV stations has been provided by: Internet: THELPTVSTORE.COM. Burt Sherwood & Associates, LLC “LPTV Report the Trade Magazine” 1986 revised 1999, Published by: The Kompas Group, Inc. “Community TV Business News Letter” John Kompas 1986

The LPTV service was established by the Federal Communications Commission (FCC) in 1982. It was primarily intended to provide opportunities for locally oriented television service in small communities within larger urban areas.

For the past 24 years American TV audiences have enjoyed increasingly expanded viewing choices. In 1976 the three major Networks, by way of high power affiliates, have controlled more than 90% of the audience viewing in prime time. Today that audience percentage has diminished to less than 50%. The gap has been filled by cable, satellite services, and LPTV broadcasting.

We believe LPTV presents a less expensive and more flexible means of delivering programming tailored to the interests of viewers in small localized areas, providing a means of local self-expression and at the same time available for nationally distributed products. We believe that LPTV affords an opportunity for entry into television broadcasting and has permitted fuller use of the broadcast spectrum.

LPTV stations transmit on one of the standard VHF or UHF television channels. The distance at which a station can be viewed depends on a variety of factors such as: antenna height, transmitter power, transmitting antenna and the nature of the terrain. Generally LPTV stations span approximately 20 miles from their tower in all directions.

The FCC license is a rare and a highly regarded commodity and arguably, the very life line of any LPTV operation, consequently, application and acceptance by the FCC measures are required.

Digital Terrestrial Broadcasting Network

Digital television is now considered to be an integral part of television broadcasting distribution channel. Digital television can deliver vast amounts of information at very low cost to a high number of viewers. Digital television can deliver more programs than traditional analog television over any transmission medium.

We will deliver the nation’s newest, state of the art modular units according to customized plans and schematics just recently completed. Through our management agreement with Triple Play, we will operate one of the world’s newest 36 MHz C-band North American and Eutelsat DTH digital platform information systems capable of reaching a wide audience. (the sources for the above information are: “Basic Satellite Operation” R.L. Godeman, DDS McGraw Hill, DTD O’Lear, Artech & H Grouse 1999, and “How TV Works” By Gary Brown 2001)

Hi-Definition Television

We have received a proposal from a major satellite provider for a 10-year lease without change in costs for the next twelve months. The proposal offers exciting new features that we will make available as a new delivery system. We expect to deliver HDTV (High Definition Television) to our viewers throughout the world. We have not yet entered into a definitive agreement with the major satellite provider. We therefore do not have viewers throughout the world at this stage.

Intellectual Properties

On April 13, 2006 we purchased the exclusive rights to 20 titled half hour screen plays representing original programming from FreeHawk Productions, Inc. Each title will be delivered with an additional four ready for airing half hour episodes. These screen plays will constitute 100 half hour shows to be aired over our gaming and entertainment network. The formats of the original programming include several children episodes including animation, family shows, adult comedy and drama and several timely realities. The entire twenty originals with supplementary episodes are scheduled to be delivered within the next thirty-six months.

These shows will be up-linked from our facility to be distributed and aired over our network in the United States. Accordingly, these shows will also be up-linked to our North America, European and South America satellite delivery systems and distributed world-wide.

The potential fifty hours of original programming have been evaluated and assessed by an independent appraiser for commercial value of marketability in consideration of value for ancillaries and rate- appraised slot advertising value. The appraisal service has been evaluating program acquisitions for the major TV Networks in excess of twenty years and has consulted for advertisers who require up to date trends and mind-set of public interests.

Employees

We currently have one employee, our sole officer Ernest W. Letiziano. Mr. Letiziano is Chief Executive Officer and in that role Mr. Letiziano will implement the business plan. This will involve all the Duties normally ascribed to a Chief Executive Officer for the day-to-day management of the business, including but not limited to: secure and manage revenues, manage costs and cash, safe-guard assets, ensure proper reporting and compliance with reporting bodies, ensure that the stockholder’s interests are protected, manage risk and escalate issues as appropriate to the Board, conduct regular reviews of the business with the Board, and contribute, faithfully and diligently, to the strategic development of the business.

Competition

Historically the television industry has been controlled by the 3 major networks and the large cable companies. This allowed virtually no room for small business to compete. Those days are gone. Today viewing audiences are increasingly fragmented, dividing their time among multiple media choices, channels and platforms. With the growing availability of on demand, self-programming and search features, along with increased competition from converging industry players in telecommunications and the Internet, the television industry is facing unparalleled complexity that will alter traditional TV business models. This allows market space for the entrepreneurial small businesses like Signet to develop.

Our key competitive strategy is diversification in business risk and delivery systems. We will be providers of television content creation, packaging, programming and distribution. We will develop and implement strategies that will not only serve this diverse audience but will achieve significant cost savings from the traditional supply chain in order to fund new delivery channels, whether it be cable, broadcast TV, full power or low power, the Internet or satellite.

The entertainment industry, and particularly the television industry, is a highly competitive commerce. Currently this industry is undergoing an aggressive period of mergers and acquisitions. Once our presence is recognized, we will experience potential competitors who have greater financial, marketing, programming and broadcasting resources than we do.

The markets in which we have targeted to acquire are also in a constant state of change arising from, among other things, technological improvements and economic and regulatory developments. Technological innovation and the resulting proliferation of television entertainment, such as cable television, wireless cable, satellite-to-home distribution services, pay-per-view and home video and entertainment systems, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to increased competition. We may not be able to compete effectively or adjust our business plans to meet changing market conditions. We are unable to predict what form of competition will develop in the future, the extent of the competition or its possible effects on our businesses.

Government Regulation

The broadcasting industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the “Communications Act”). Approval by the FCC is required for the issuance, renewal and assignment of station operating licenses and the transfer of control of station licensees. In particular, the Company’s business will be dependent upon its acquisition and ability to continue to hold television broadcast licenses from the FCC, which licenses, since January 1997, are issued for maximum terms of eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company’s licenses will be renewed at their expiration dates. If licenses were not renewed or acquisitions approved, we may lose revenue that we otherwise could have earned. In addition, transfer of ownership or control of such licenses is subject to FCC approval.

Federal regulation of the broadcasting industry limits our operating flexibility, which may affect our ability to generate revenue or reduce our costs. In addition, Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters (including technological changes) that could, directly or indirectly, materially and adversely affect the operation and ownership of our broadcast properties. New federal legislation may limit our ability to conduct our business in ways that we believe would be advantageous and may thereby negatively affect our operating results and strategic decisions.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Caution Regarding Forward-Looking Information

Certain statements contained in this quarterly filing, including, without limitation, statements containing the words “believes”, “anticipates”, “expects” and words of similar import, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, among others, the following: international, national and local general economic and market conditions: demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other factors referenced in this and previous filings.

Given these uncertainties, readers of this registration statement on Form SB-2 and investors are cautioned not to place undue reliance on such forward-looking statements.

Plan of Operations

In the last quarter of fiscal year 2006, we expect to begin implementation of that part of our business plan relating to the acquisition for stock of LPTV stations. Although no revenues have been generated to date, we expect that with the first acquisition of an LPTV will come first revenues. Directors fees and any cash costs for this and other acquisitions in fiscal 2006 will be met from the funds made available by our private placement completed in May 2006.

It is the intent of management and significant stockholders, if necessary, to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. Although we have verbal assurances from Mr. Letiziano that he will provide such interim working capital, there is no legal obligation for either management or significant stockholders to provide additional future funding. We may raise additional funds through public offerings of equity, securities convertible into equity or debt, private offerings of securities.

Concurrent with our acquiring other LPTV stations for stock through first quarter of 2007 we intend to seek additional equity or debt financing. To date we have been able to raise funds in two funding rounds through both debt and equity offerings. We anticipate that the funds we secure from our next round will enable us to purchase additional LPTV stations, some with a cash consideration, and provide additional working capital to enable us to possibly acquire some stations making losses, purchase more programming, and initiate Triple Play Media operations. Cash costs for this phase of our plan will include: $25,000 related to the funding round plus up to $30 million to support the acquisitions of more LPTV stations, plus up to $15 million to support Triple Play. This phase of our plan will continue throughout 2007.

We believe we can satisfy our cash requirements for our operations over the next twelve months with our current cash reserves. The cash balance at June 30, 2006 is $204,229.34.We anticipate for the next 12 months, excluding the costs of any LPTV station acquisitions, our operational as well as general and administrative expenses excluding any consolidated costs from our profitable LPTV subsidiaries will total $126,000. We anticipate that will be able to cover these expenses with our current cash reserves. The components that went into our determination of required on going expenses include the following monthly costs:

Accounting Fees	$2,000
Legal fees	3,500
G&A	2,500
Travel & Surveys	1,500
Other Expenses	1,000
Total	$10,500

We cannot assure investors that we will be able to raise sufficient capital. In the absence of additional funding, we may not be able to purchase some of the stations we have identified. Even without significant new funding later this year or early 2007, we still anticipate being able to acquire some profitable LPTV stations for stock and consolidate both their revenues and earnings.

The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent funding rounds may vary significantly depending upon the exact amount of funds raised and status of the implementation of our business plan when these funds are raised.

Apart from building the board of directors, and employees of LPTV stations we acquire as subsidiaries we do not expect any significant changes in the number of employees.

Results of Operations

Quarters Ended March 31, 2006 and 2005

The Company had no revenue for either of the respective three month periods ended March 31, 2006 and 2005, respectively.

General and administrative expenses for each of the three month periods ended March 31, 2006 and 2005 were approximately $48,900 and $27,700, respectively. The Company received gross funds totaling approximately $90,000 through the end of July 2005. Interest expense on these borrowed funds totaled approximately $2,200 for the three months ended March 31, 2006.

Net loss for the three months ended March 31, 2006 and 2005, respectively, were approximately $(51,100) and $(27,700). Earnings per share for the respective three month periods ended March 31, 2006 and 2005 was approximately $(0.01) and $(0.01) on the weighted-average shares issued and outstanding.

The Company does not expect to generate any meaningful revenue or incur operating expenses for purposes other than fulfilling the obligations of a reporting company under The Securities Exchange Act of 1934 unless and until such time that the Company’s operating subsidiary begins meaningful operations.

At March 31, 2006 and 2005, respectively, the Company had working capital of approximately $43,000 and $(128,920).

Fiscal Years Ended December 31, 2005 and 2004

The Company had no revenue for either of the respective fiscal year periods ended December 31, 2005 and 2004, respectively.

General and administrative expenses for the fiscal year ended December 31, 2005 and 2004 were approximately $121,780 and $111,490, respectively. Net loss for the fiscal year ended December 31, 2005 and 2004, respectively, was approximately $(231,770) and $(111,490). Earnings per share for the respective fiscal year ended December 31, 2005 and 2004 was approximately $(0.07) and $(0.03) on the weighted-average shares issued and outstanding.

The Company does not expect to generate any meaningful revenue or incur operating expenses for purposes other than fulfilling the obligations of a reporting company under The Securities Exchange Act of 1934 unless and until such time that the Company’s operating subsidiary begins meaningful operations.

Capital Resources and Liquidity

At December 31, 2005 and 2004, respectively, the Company had working capital of approximately $129,010 and $(106,170).

It is the intent of management and significant stockholders, if necessary, to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, there is no legal obligation for either management or significant stockholders to provide additional future funding. Should this pledge fail to provide financing, we have not identified any alternative sources.

As set forth in the notes to the financial statements, our independent auditors have expressed substantial doubt about our ability to continue as a going concern because we have no viable operations or significant assets and we are dependent upon significant shareholders to provide sufficient working capital to maintain the integrity of the corporate entity,

Our need for capital may change dramatically as a result of any business acquisition or combination transaction in connection with the implementation of our business plan. There can be no assurance that we will identify any such business, product, technology or company suitable for acquisition in the future. Further, there can be no assurance that we would be successful in consummating any acquisition on favorable terms or that we will be able to profitably manage the business, product, technology or company we acquire.

The Company is still in the process of developing and implementing its business plan and raising additional capital. As such, the Company is considered to be a development stage company. Management believes that actions presently being taken to obtain additional funding and implement its business plan provide the opportunity for us to continue as a going concern.

Off-Balance Sheet Arrangements

None.

DESCRIPTION OF PROPERTY

We currently operate our business from our corporate headquarters located at 205 Worth Avenue, Suite 316 Palm Beach, FL 33480. We lease such space on a yearly basis. We have been operating under the following terms: term of the lease agreement is from July 2002 through July 2009 monthly rent payments for base rent are approximately $927.51 per month. There are no additional rent payments for common area maintenance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 2, 2005, we issued 100,000 shares to Scott Raleigh for services rendered as our founder. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. On July 8, 2005, Scott Raleigh transferred the 100,000 shares to Signet Entertainment Corporation pursuant to a stock purchase agreement and pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. Our current President, Director, and Executive Officer, Ernie Letiziano is the Director and Chief Executive Officer of Signet Entertainment Corporation

Pursuant to a Stock Purchase Agreement and Share Exchange between us and Signet Entertainment Corporation dated September 8, 2005, we obtained all of the shares of Signet Entertainment Corporation in exchange for 3,421,000 restricted shares of our common stock 5,000,000 shares of our preferred stock. Pursuant to the transaction, Ernest Letiziano, our current President, Director, and Executive Officer, received 900,000 restricted shares of our common stock and 2,500,000 shares of our preferred stock. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

Pursuant to a Management Contract between our wholly owned subsidiary, Signet Entertainment Corporation, and Triple Play Media, Inc. dated September 23, 2003, Triple Play agreed to manage and operate our facility in exchange for financial and administrative support of its ready-to-launch, new television network, “The Gaming & Entertainment Network.” Richard Grad, who holds 401,000 shares of our common stock, which represents more than 10% of our common shares issued and outstanding, is the Chief Executive Officer of Triple Play. Pursuant to the Management Agreement, we will also pay to Mr. Grad a signing bonus of $50,000. We will also pay the following compensation each year during the entire term of the Management Agreement, including extensions thereto and Mr. Grad shall be entitled to receive: a guaranteed $200,000.(Two Hundred Thousand), per year payable to Richard Grad. This amount will be payable at the beginning of each month at the rate of twelve equal installments; Allowance of $1,500 for moving and relocating expenses; and personal life, health dental, vision and accident insurance. In addition, Mr. Grad received 400,000 of his 401,000 shares pursuant to this transaction.

We have not engaged any promoters.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Rule 144

As of July 31, 2006, there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After September 8, 2006, the 3,421,000 shares issued by us pursuant to the share exchange with Signet Entertainment Corp. will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After May 2006, the 331,000 shares held by the shareholders who purchased their shares in the Regulation D, Rule 506 offering by us will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal 38,520 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

As of July 31, 2006, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons

Holders of Our Common Stock

As of July 31, 2006, we had approximately 69 registered shareholders.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth all compensation plans previously approved and not previously approved by security holders with respect to compensation plans as of December 31, 2005

EQUITY COMPENSATION PLAN INFORMATION
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	None
Equity compensation plans not approved by security holders	None
Total	None

EXECUTIVE COMPENSATION

Compensation of Executive Officers

Summary Compensation Table

The following summary compensation table sets forth all compensation paid by us during the fiscal years ended December 31, 2005 and 2004 in all capacities for the accounts of the Chief Executive Officer (CEO) and Chief Financial Officer (CFO).

Summary Compensation Table

		ANNUAL COMPENSATION	LONG-TERM COMPENSATION
Name	Year	Salary	Restricted Stock Awards ($)
Ernest W. Letiziano President, Chief Executive Officer, Chief Financial Officer, Chairman	2005 2004	70,000 (1) 70,000 (1)	$10,000 (2) $0

(1) Mr. Letiziano has agreed to defer his salary for this period and therefore we have accrued such salary as salary payable. Such deferred salary will be paid when the Company is able to do so.

(2) On July 19, 2005, Signet Entertainment Corporation, our wholly owned subsidiary, issued 1,000,000 shares of preferred stock to Mr. Letiziano for services related to the organization and structuring of Signet Entertainment Corporation and its proposed business plan prior to the merger with us. This transaction was valued at approximately $10,000, which approximates the value of the services provided. Such preferred shares were exchanged for equivalent shares of our preferred stock pursuant to the Share Exchange between us and Signet Entertainment Corporation.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table during fiscal year ended December 31, 2005

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during fiscal year ending December 31, 2005, by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officer in the last completed fiscal year under any LTIP

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

We do not have any employment agreements in place with our sole officer and director.

FINANCIAL STATEMENTS

The required financial statements begin on page F-1 of this document

Signet International Holdings, Inc.

(a development stage company)

Contents

Page

Report of Independent Registered Certified Public Accounting Firm	F-2

Annual Consolidated Financial Statements

Consolidated Balance Sheets
as of December 31, 2005 and 2004	F-3

Consolidated Statements of Operations and Comprehensive Loss
for the years ended December 31, 2005 and 2004 and
for the period from October 17, 2003 (date of inception) through December 31, 2005	F-4

Consolidated Statement of Changes in Shareholders’ Equity
for the period from October 17, 2003 (date of inception) through December 31, 2005	F-5

Consolidated Statements of Cash Flows
for the years ended December 31, 2005 and 2004 and
for the period from October 17, 2003 (date of inception) through December 31, 2005	F-6

Notes to Consolidated Financial Statements	F-7

Interim Consolidated Financial Statements

Consolidated Balance Sheets
as of March 31, 2006 and 2005	F-15

Consolidated Statements of Operations and Comprehensive Loss
for the three months ended March 31, 2006 and 2005 and
for the period from October 17, 2003 (date of inception) through March 31, 2006	F-16

Consolidated Statements of Cash Flows
for the three months ended March 31, 2006 and 2005 and
for the period from October 17, 2003 (date of inception) through March 31, 2006	F-17

Notes to Consolidated Financial Statements	F-18

Letterhead of S. W. Hatfield, CPA

Report of Independent Registered Certified Public Accounting Firm

Board of Directors and Stockholders

Signet International Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Signet International Holdings, Inc. (a Delaware corporation and a development stage company) and Subsidiary (a Florida corporation) as of December 31, 2005 and 2004 and the related consolidated statements of operations and comprehensive loss, consolidated changes in shareholders’ deficit and consolidated statements of cash flows for each of the years ended December 31, 2005 and 2004 and for the period from October 17, 2003 (date of inception) through December 31, 2005, respectively. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Signet International Holdings, Inc. and Subsidiary as of December 31, 2005 and 2004 and the results of its consolidated operations and its consolidated cash flows each of the years ended December 31, 2005 and 2004 and for the period from October 17, 2003 (date of inception) through December 31, 205, respectively, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has no viable operations or significant assets and is dependent upon significant shareholders to provide sufficient working capital to maintain the integrity of the corporate entity. These circumstances create substantial doubt about the Company’s ability to continue as a going concern and are discussed in Note C. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

/s/ S. W. Hatfield, CPA
S. W. HATFIELD, CPA

Dallas, Texas

March 20, 2006

Signet International Holdings, Inc. and Subsidiary

(a development stage company)

Consolidated Balance Sheets

December 31, 2005 and 2004

	December 31,	December 31,
	2005	2004
ASSETS
Current Assets
Cash in bank	$401,370	$-

Total Assets	$401,370	$-

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current Liabilities
Note payable	$90,000	$-
Other accrued liabilities	33,939	24,500
Accrued officer compensation	148,420	81,670

Total Current Liabilities	272,359	106,170

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Preferred stock - $0.001 par value
50,000,000 shares authorized
5,000,000 and 4,000,000 shares
issued and outstanding, respectively	5,000	4,000
Common stock - $0.001 par value.
100,000,000 shares authorized.
3,887,000 and 3,464,000 shares
issued and outstanding, respectively	3,887	3,464
Additional paid-in capital	522,807	92,282
Deficit accumulated during the development stage	(402,683)	(170,916)
	129,011	(71,170)
Stock subscription receivable	-	(35,000)

Total Shareholders’ Equity (Deficit)	129,011	(106,170)

Total Liabilities and Shareholders’ Equity	$401,370	$-

The accompanying notes are an integral part of these financial statements.

Signet International Holdings, Inc. and Subsidiary

(a development stage company)

Consolidated Statements of Operations and Comprehensive Loss

Years ended December 31, 2005 and 2004 and

Period from October 17, 2003 (date of inception) through December 31, 2005

	Year ended December 31,	Year ended December 31,	Period from October 17, 2003 (date of inception) through December 31,
	2005	2004	2005

Revenues	$-	$-	$-

Expenses
Organizational and formation expenses	48,991	-	89,801
Officer compensation	70,000	70,000	151,670
Other salaries	10,750	21,000	35,250
Other general and
administrative expenses	41,032	20,492	64,968
Compensation expense related to common
stock issuances at less than “fair value”	56,430	-	56,430
Total expenses	227,203	111,492	398,119

Loss from operations	(227,203)	(111,492)	(398,119)

Other income (expense)
Interest expense	(4,564)	-	(4,564)

Loss before provision for income taxes	(231,767)	(111,492)	(402,683)

Provision for income taxes	-	-	-

Net Loss	(231,767)	(111,492)	(402,683)

Other Comprehensive Income	-	-	-

Comprehensive Loss	$(231,767)	$(111,492)	$(402,683)

Loss per share of common stock
outstanding computed on net loss -
basic and fully diluted	$(0.07)	$(0.03)	$(0.12)

Weighted-average number of shares
outstanding - basic and fully diluted	3,546,907	3,408,836	3,455,482

The accompanying notes are an integral part of these financial statements.

Signet International Holdings, Inc. and Subsidiary

(a development stage company)

Consolidated Statement of Changes in Shareholders’ Equity (Deficit)

Period from October 17, 2003 (date of inception) through December 31, 2005

	Preferred Stock		Common Stock		Additional paid-in	Deficit Accumulated during the development	Stock subscription	Total
	Shares	Amount	Shares	Amount	capital	stage	receivable
Stock issued at formation of
Signet International
Holdings, Inc.	-	$-	100,000	$100	$-	$-	$-	$100
Effect of reverse merger
transaction with Signet
Entertainment Corporation	4,000,000	4,000	3,294,000	3,294	33,416	-	-	40,710
Capital contributed to
support operations	-	-	-	-	3,444	-	-	3,444
Net loss for the period	-	-	-	-	-	(59,424)	-	(59,424)

Balances at
December 31, 2003	4,000,000	4,000	3,394,000	3,394	36,860	(59,424)	-	(15,170)
Common stock sold pursuant
to a private placement	-	-	70,000	70	34,930	-	(35,000)	-
Capital contributed to
support operations	-	-	-	-	20,492	-	-	20,492
Net loss for the year	-	-	-	-	-	(111,492)	-	(111,492)

Balances at
December 31, 2004	4,000,000	4,000	3,464,000	3,464	92,282	(170,916)	(35,000)	(106,170)
Issuance of preferred stock
for services	1,000,000	1,000	-	-	8,519	-	-	9,519
Common stock sold pursuant
to an August 2005 private
placement	-	-	57,000	57	513	-	-	570
Adjustment for stock sold at
less than “fair value”	-	-	-	-	56,430	-	-	56,430
Common stock sold pursuant
to a September 2005 private
placement	-	-	366,000	366	365,634	-	-	366,000
Cost of obtaining capital	-	-	-	-	(10,446)	-	-	(10,446)
Collections on stock
subscription receivable	-	-	-	-	-	-	35,000	35,000
Capital contributed to
support operations	-	-	-	-	9,875	-	-	9,875
Net loss for the period	-	-	-	-	-	(231,767)	-	(231,767)
Balances at
December 31, 2005	5,000,000	$5,000	3,887,000	$3,887	$522,807	$(402,683)	$-	$129,011

The accompanying notes are an integral part of these financial statements.

Signet International Holdings, Inc. and Subsidiary

(a development stage company)

Consolidated Statements of Cash Flows

Years ended December 31, 2005 and 2004 and

Period from October 17, 2003 (date of inception) through December 31, 2005

	Year ended December 31,		Year ended December 31,		Period from October 17, 2003 (date of inception) through December 31,
	2005		2004		2005

Cash Flows from Operating Activities
Net loss for the period		$(231,767)		$(111,492)		$(402,683)
Adjustments to reconcile net loss
to net cash provided by operating activities
Depreciation and amortization		-		-		-
Organizational expenses paid
with issuance of common stock		9,519		-		50,329
Charge to operations for stock sold
at less than “fair value”		56,430		-		56,430
Increase (Decrease) in
Accrued liabilities		9,439		21,000		33,939
Accrued officers compensation		66,750		70,000		148,420

Net cash used in operating activities		(89,629)		(20,492)		(113,565)

Cash Flows from Investing Activities		-		-		-

Cash Flows from Financing Activities
Proceeds from note payable		90,000		-		90,000
Proceeds from sale of common stock		401,570		-		401,570
Cash paid to acquire capital		(10,447)		-		(10,447)
Capital contributed to support operations		9,876		20,492		33,812

Net cash (used in) financing activities		490,999		20,492		514,935

Increase (Decrease) in Cash		401,370		-		401,370

Cash at beginning of period		-		-		-

Cash at end of period		$401,370		$-		$401,370

Supplemental Disclosure of
Interest and Income Taxes Paid
Interest paid for the year		$-		$-		$-
Income taxes paid for the year		$-		$-		$-

The accompanying notes are an integral part of these financial statements.

Signet International Holdings, Inc. and Subsidiary

(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

Note A - Organization and Description of Business

Signet International Holdings, Inc. was incorporated on February 2, 2005 in accordance with the Laws of the State of Delaware as 51142, Inc.

On September 8, 2005, pursuant to a Stock Purchase Agreement and Share Exchange (Agreement) by and among Signet International Holdings, Inc. (Signet); Signet Entertainment Corporation (SIG) and the shareholders of SIG (Shareholders) (collectively SIG and the SIG shareholders shall be known as the “SIG Group”), Signet acquired 100.0% of the then issued and outstanding preferred and common stock of SIG for a total of 3,421,000 common shares and 5,000,000 preferred shares of Signet’s stock issued to the SIG shareholders. Pursuant to the agreement, SIG became a wholly owned subsidiary of Signet.

Signet Entertainment Corporation was incorporated on October 17, 2003 in accordance with the Laws of the State of Florida. SIG was formed to establish a television network “The Gaming and Entertainment Network”.

The combined/consolidated entity is referred to as Company.

The Company is considered in the development stage and, as such, has generated no significant operating revenues and has incurred cumulative operating losses of approximately $403,000.

Note B - Preparation of Financial Statements

The acquisition of Signet Entertainment Corporation by Signet International Holdings, Inc. effected a change in control of Signet International Holdings, Inc. and is accounted for as a “reverse acquisition” whereby Signet Entertainment Corporation is the accounting acquiror for financial statement purposes. Accordingly, for all periods subsequent to the “reverse merger” transaction, the financial statements of the Signet International Holdings, Inc. will reflect the historical financial statements of Signet Entertainment Corporation from it’s inception and the operations of Signet International Holdings, Inc. subsequent to the September 8, 2005 transaction date.

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has a year-end of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Note C - Going Concern Uncertainty

The Company is still in the process of developing and implementing it’s business plan and raising additional capital. As such, the Company is considered to be a development stage company.

The Company’s continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.

Signet International Holdings, Inc. and Subsidiary

(a development stage company)
Notes to Consolidated Financial Statements - Continued
December 31, 2005 and 2004

Note C - Going Concern Uncertainty - Continued

The Company anticipates that future sales of equity securities to fully implement it’s business plan or to raise working capital to support and preserve the integrity of the corporate entity may be necessary. There is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

If no additional capital is received to successfully implement the Company’s business plan, the Company will be forced to rely on existing cash in the bank and upon additional funds which may or may not be loaned by management and/or significant stockholders to preserve the integrity of the corporate entity at this time. In the event, the Company is unable to acquire sufficient capital, the Company’s ongoing operations would be negatively impacted.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist. There is no legal obligation for either management or significant stockholders to provide additional future funding.

While the Company is of the opinion that good faith estimates of the Company’s ability to secure additional capital in the future to reach our goals have been made, there is no guarantee that the Company will receive sufficient funding to sustain operations or implement any future business plan steps.

Note D - Summary of Significant Accounting Policies

1.	Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.	Organization costs

The Company has adopted the provisions of AICPA Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities” whereby all organizational and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

3.	Research and development expenses

Research and development expenses are charged to operations as incurred.

4.	Advertising expenses

The Company does not utilize direct solicitation advertising. All other advertising and marketing expenses are charged to operations as incurred.

5.	Income Taxes

The Company uses the asset and liability method of accounting for income taxes. At December 31, 2005 and 2004, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

Signet International Holdings, Inc. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements - Continued
December 31, 2005 and 2004

Note D - Summary of Significant Accounting Policies - Continued

5.	Income Taxes - continued

As of December 31, 2005 and 2004, the deferred tax asset related to the Company’s net operating loss carryforward is fully reserved. Due to the provisions of Internal Revenue Code Section 338, the Company may have no net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods as a result of a change in control involving 50 percentage points or more of the issued and outstanding securities of the Company.

6.	Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.

At December 31, 2005 and 2004, and subsequent thereto, the Company’s issued and outstanding preferred stock is considered anti-dilutive due to the Company’s net operating loss position.

Note E - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company’s earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company’s earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates. The company does not use derivative instruments to moderate its exposure to financial risk, if any.

Note F - Note Payable

Note payable consists of the following at December 31, 2005 and 2004, respectively:

	December 31.	December 31.
	2005	2004
$90,000 note payable to an individual. Interest at 10.0%.
Principal and accrued interest due at maturity on
July 1, 2006. Collateralized by controlling interest
in the common stock of Signet International Holdings,
Inc. (formerly 51142, Inc.). Note fully funded in July 2005	$90,000	$-

Signet International Holdings, Inc. and Subsidiary

(a development stage company)
Notes to Consolidated Financial Statements - Continued
December 31, 2005 and 2004

Note G - Income Taxes

The components of income tax (benefit) expense each of the years ended December 31, 2005 and 2004 and for the period from October 17, 2003 (date of inception) through December 31, 2005, are as follows:

	Year ended	Year ended	Period from October 17, 2003 (date of inception) through
	December 31,	December 31,	December 31,
	2005	2004	2005

Federal:
Current	$-	$-	$-
Deferred	-	-	-
State:
Current	-	-	-
Deferred	-	-	-
	-	-	-
Total	$-	$-	$-

As of December 31, 2005, the Company has a net operating loss carryforward of approximately $198,000 for Federal and State income tax purposes.. The amount and availability of any future net operating loss carryforwards may be subject to limitations set forth by the Internal Revenue Code. Factors such as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of the carryforwards.

The Company’s income tax expense (benefit) for each of the years ended December 31, 2005 and 2004 and for the period from October 17, 2003 (date of inception) through December 31, 2005, respectively, differed from the statutory federal rate of 34 percent as follows:

	Year ended	Year ended	Period from October 17, 2003 (date of inception) through
	December 31,	December 31,	December 31,
	2005	2004	2005

Statutory rate applied to income before income taxes	$(78,800)	$(37,900)	$(137,000)
Increase (decrease) in income taxes resulting from:
State income taxes	-	-	-
Non-deductible officers compensation	23,800	23,800	50,500
Other, including reserve for deferred tax
asset and application of net operating loss carryforward	55,000	14,100	86,500

Income tax expense	$-	$-	$-

Signet International Holdings, Inc. and Subsidiary

(a development stage company)

Notes to Consolidated Financial Statements - Continued

December 31, 2005 and 2004

Note G - Income Taxes - Continued

Temporary differences, consisting primarily of the prospective usage of net operating loss carryforwards give rise to deferred tax assets and liabilities as of December 31, 2005 and 2004, respectively:

	December 31,	December 31,
	2005	2004
Deferred tax assets
Net operating loss carryforwards	$67,000	$21,000
Officer compensation deductible when paid	50,500	35,700
Less valuation allowance	(117,500)	(56,700)

Net Deferred Tax Asset	$-	$-

Note H - Preferred Stock

The Company’s By-Laws allow for the issuance of up to 5,000,000 shares of no par value Preferred Stock.

Holders of shares of preferred stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of preferred stock do not have cumulative voting rights. Holders of preferred stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of preferred stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of preferred stock are fully paid and non-assessable. Holders of preferred stock have no preemptive rights to purchase our preferred stock. There are no conversion or redemption rights or sinking fund provisions with respect to the preferred stock.

The Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

On October 20, 2003, in conjunction with the formation and incorporation of Signet Entertainment Corporation, SIG issued 4,000,000 shares of preferred stock to the incorporating persons. This transaction was valued at approximately $40,000, which approximates the value of the services provided.

On July 19, 2005, the Company issued 1,000,000 shares of preferred stock to an existing shareholder and Company officer for services related to the organization and structuring of the Company and it’s proposed business plan. This transaction was valued at approximately $10,000, which approximates the value of the services provided.

Concurrent with the reverse merger transaction, these shareholders exchanged their Signet Entertainment Corporation preferred stock for equivalent shares of Signet International Holdings, Inc. preferred stock.

Note I - Common Stock Transactions

On October 17, 2003 and November 1, 2003, in connection with the incorporation and formation of Signet Entertainment Corporation, an aggregate of approximately 3,294,000 shares of restricted, unregistered shares of common stock and were issued to various founding individuals. This combined preferred stock and common stock issuances were collectively valued at approximately $40,810, which approximated the fair value of the time provided by the individuals and the related out-of-pocket expenses.

Signet International Holdings, Inc. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements - Continued
December 31, 2005 and 2004

Note I - Common Stock Transactions - Continued

On February 2, 2005, in connection with the incorporation and formation of Signet International Holdings, Inc., 100,000 shares were issued to the founding shareholder for $100 cash.

On June 16, 2004 and December 3, 2004, Signet Entertainment Corporation sold, in three separate transactions to three unrelated individuals, an aggregate 70,000 shares of restricted, unregistered common stock for $35,000 cash. These shares were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and no underwriter was used any of the three transactions.

Between July 20, 2005 and August 26, 2005, Signet Entertainment Corporation sold an aggregate 57,000 shares of common stock to existing and new shareholders at a price of $0.01 per share for gross proceeds of approximately $570. As this selling price was substantially below the “fair value” of comparable transactions, the Company will recognize a charge to operations equivalent to the difference between the established “fair value” of $1.00 per share (as determined by the pricing in the September 2005 Private Placement Memorandum) and the selling price of $0.01 per share as “Compensation expense related to common stock sold at less than “fair value”.

On September 8, 2005, all of the then issued and outstanding shares of Signet Entertainment Corporation were exchanged on a share-for-share basis for shares of Signet International Holdings, Inc. in connection with the aforementioned “reverse merger” transaction.

On September 9, 2005, the Company commenced the sale of common stock pursuant to a Private Placement Memorandum in a self-underwritten offering. This Memorandum is offering for sale to persons who qualify as accredited investors and to a limited number of sophisticated investors, on a best efforts basis, up to 2,000,000 of our common shares at $1.00 per share, for anticipated gross proceeds of $2,000,000. The common shares will be offered through the Company’s officers and directors on a best-efforts basis. The minimum investment is $1,000, however, the Company might, at it’s sole discretion, accept subscriptions for lesser amounts. Funds received from all subscribers will be released to the Company upon acceptance of the subscriptions by the Company’s management. Through January 1, 2006, the Company sold an aggregate of 366,000 shares for gross proceeds of approximately $366,000 under this Memorandum.

Note J - Commitments

Leased office space

The Company operates from leased office facilities at 205 Worth Avenue, Suite 316 Palm Beach, FL 33480 under an operating lease. The lease agreement expires in July 2009 and requires monthly payments of approximately $928. The Company is not responsible for any additional charges for common area maintenance.

Future maturities on this lease agreement are as follows:

Year ended December 31,	Amount

2006	$11,136
2007	11,136
2008	11,136
2009	6,496

Totals	$39,904

The Company also reimburses two non-executive personnel for the use of their personal home offices, which are not exclusive to the Company’s business, at approximately $250 per month. These agreements are on a month-to-month basis.

For the respective years ended December 31, 2005 and 2004, the Company paid an aggregate of $16,738 and $16,702 for rent under these agreements.

Signet International Holdings, Inc. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements - Continued
December 31, 2005 and 2004

Note J - Commitments - Continued

Triple Play Management Agreement

On October 23, 2003, Signet Entertainment entered into a Management Agreement with Triple Play Media Management (Triple Play) of Peoria, Arizona. Triple Play is engaged to be the management company to manage and operate any acquired Signet facility (facilities) on a permanent basis for Signet for a period of ten years (the initial period) with an automatic extension of an additional ten years unless the dissenting party gives proper notice.

To facilitate this Management Agreement, Signet will endeavor to raise capital contributions through a Private Placement Offering, Regulation 506 and /or a Public Offering and show evidence of the total capital funds required for the establishment of the Network including providing funds for the budgeted operations of the business for the term of this agreement plus extensions. Signet will also provide a minimum of 17,500 square feet of permanent structure (connector facility), fully equipped to accommodate full- service television studios, sound stages and various production equipment within completely air-conditioned and heated work places and mobile modular production unit (s) fully equipped and a Eutelsat satellite Hot Bird and delivery system. Triple Play will, in turn, perform the following actions: a) acquire and maintain various licenses; b) compliance with local ordinances and state laws; c) maintain complete books of account, which shall comply with requirements of any governmental agency including all Federal Communications commission (FCC) regulations; d),provide an annual budget to Signet, addressing all operating activities, including a reserve for repairs, refurbishment, and replacements to maintain the premises and equipment in good condition; e) make no expenditures other than those items provided in an annual budget; f) maintain books and records to be made available to Signet representatives; g) have complete creative control and authority to determine all matters concerning decor, design, arrangement, format and all production presentations including creative design, absolute control and discretion with respect to the operation of the premises; and h) be responsible for all necessary and proper insurances safeguarding against all reasonably foreseeable risks on a replacement cost basis of coverage to both parties , the business and its assets.

Upon Signet’s raising the necessary required funding through a secondary offering, Signet will begin funding the working capital requirements of Triple Play for a share of Triple Play’s profit. The working capital commitment is based on mutually agreed budgets and is projected to amount approximately $15 million. This advance of management fees would be drawn down by Triple Play over approximately the first 12 months of its operations which would begin once Signet has access to the secondary offering funding. This advance will be recovered by Signet from Triple Play’s future cash flows. In return, Signet will receive 87.5 % of Triple Play’s monthly gross revenues less Triple Play’s monthly operating expenses. For the services, Triple Play shall render to Signet, Signet shall pay management fees to Triple Play based upon Triple Play’s gross revenues, as follows: a) 12% of Triple Play’s gross revenues, provided that Triple Play realizes a minimum pre tax net profit of 25%, plus b) 1/2% (one half percent) of Triple Play’s gross revenues for Triple Play’s costs of licenses and permits for international air waves and feeds duties and taxes, satellite transmission links, down links, including earth stations. The fees in a) and b), noted above, shall become due from Signet within 90 days after the close of each calendar year based on a determination by independently prepared Certified Public Accountants’ reports. These reports will account for advances Signet has made.

Triple Play’s Chief Executive Officer, Richard Grad, one of Signet’s founding shareholders, will be paid by Signet, a signing bonus of $50,000 upon the funding of a future Signet offering. Signet will also pay to Mr. Grad the following annual compensation during the entire term of this agreement, including extensions thereto: 1) a guaranteed annual salary of $200,000.(Two Hundred Thousand), per year payable at the beginning of each month at the rate of twelve equal installments and will be subsequently deducted from each annual management fee settlement noted above; 2) an allowance of $1,500 for moving and relocation expenses and 3) ordinary and reasonable employee benefits related to health insurance. It is specifically noted that Mr. Grad will function solely as an independent contractor representing Triple Play and will not be construed as a Signet employee.

(Remainder of this page left blank intentionally)

Signet International Holdings, Inc. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements - Continued
December 31, 2005 and 2004

Note J - Commitments - Continued

Big Vision Management Contract

On July 22, 2005, Signet Entertainment entered into a Management Agreement with Big Vision Studios, a Nevada Limited Liability Company (Big Vision) located in both Las Vegas, Nevada and Burbank, California whereby Big Vision will be the exclusive supplier of High Definition Equipment and Studio rental for Signet. This agreement is for a period of one (1) year, commencing with the submission by Signet’s of evidence of the total capital funds required for the establishment of Signet’s Network including providing funds for the budgeted operations of the business for the term of this agreement plus extensions to Big Vision, with an automatic extension of an additional five years unless the dissenting parry gives proper notice. Signet agrees to pay a fee to Big Vision on a most favored nation basis for the first year of Signer’s operations. After the initial year, Signet agrees to pay Big Vision at the industry standard rates plus and additional 15% in consideration of Big Vision’s concession in rates for the first year. Signet has agreed to continue paying the industry rates plus 15% for as long as this agreement is in place. All fees will be paid as they become due and payable according to Big Vision’s requirements.

Broadcast Property Acquisition

On April 13, 2006, Signet executed a Letter of Agreement to Purchase with Freehawk Productions, Inc. of Royal Palm Beach, Florida whereby Signet would acquire 20 one-half hour screenplays to be delivered over a 36-month period from the closing of the purchase. The agreed-upon purchase price for the total 20 one half-hour ready to air shows and supplementary 80 one half- hour ready to air episodes is $3,000,000.00. This price includes all of the rights, title and privileges related to the ownership of said broadcast properties. The purchase price is to be paid as follows:

a.

Cash deposit - $10,000. Originally to be payable no earlier than 60 days but no later than 90 days after the execution of this contract; however, later modified to be payable no earlier than the 180th day after execution;

b.	Installment payments of $10,000.00 per month for 24 months beginning December 1, 2006; and
c.

550,000 shares of Signet Common Stock to be issued to Freehawk concurrent with the delivery of the various one-half hour programs discussed above. In the event that the market value of the Signet’s Common Stock result in less than the balance due at the final delivery of the final contracted property, Signet will issue additional stock to Freehawk at the end of the term of this agreement to equal any shortage in the total agreed upon purchase price.

(Remainder of this page left blank intentionally)

Signet International Holdings, Inc. and Subsidiary

(a development stage enterprise)
Consolidated Balance Sheets
March 31, 2006 and 2005

(Unaudited)

	March 31,	March 31,
	2006	2005
ASSETS
Current Assets
Cash in bank	$354,512	$-

Total Assets	$354,512	$-

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current Liabilities
Note payable	$90,000	$-
Accounts payable - trade	8,800	-
Other accrued liabilities	40,125	29,750
Accrued officer compensation	165,920	99,170

Total Current Liabilities	311,628	128,920

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Preferred stock - $0.001 par value
50,000,000 shares authorized
5,000,000 and 4,000,000 shares
issued and outstanding, respectively	5,000	4,000
Common stock - $0.001 par value.
100,000,000 shares authorized.
3,902,000 and 3,364,000 shares
issued and outstanding, respectively	3,902	3,364
Additional paid-in capital	537,792	97,290
Deficit accumulated during the development stage	(453,810)	(198,574)
	92,884	(93,920)
Treasury stock - at cost (50,000 shares)	(50,000)	-
Stock subscription receivable	-	(35,000)

Total Shareholders’ Equity (Deficit)	42,884	(128,920)

Total Liabilities and Shareholders’ Equity	$354,512	$-

The accompanying notes are an integral part of these financial statements.

Signet International Holdings, Inc. and Subsidiary
(a development stage enterprise)
Consolidated Statements of Operations and Comprehensive Loss
Three months ended March 31, 2006 and 2005 and
Period from October 17, 2003 (date of inception) through March 31, 2006

(Unaudited)
	Three Months ended March 31,	Three Months ended March 31,	Period from October 17, 2003 (date of inception) through March 31,
	2006	2005	2006

Revenues	$-	$-	$-

Expenses
Organizational and formation expenses	-	-	89,801
Officer compensation	17,500	17,500	169,170
Other salaries	9,000	5,250	44,250
Other general and
administrative expenses	22,408	4,908	87,376
Compensation expense related to common
stock issuances at less than “fair value”	-	-	56,430
Total expenses	48,908	27,658	447,027

Loss from operations	(48,908)	(27,658)	(447,027)

Other Expense
Interest expense	(2,219)	-	(6,783)

Loss before provision for income taxes	(51,127)	(27,658)	(453,810)

Provision for income taxes	-	-	-

Net Loss	(51,127)	(27,658)	(453,810)

Other Comprehensive Income	-	-	-

Comprehensive Loss	$(51,127)	$(27,658)	$(453,810)

Loss per weighted-average share
of common stock outstanding,
computed on Net Loss -
basic and fully diluted	$(0.01)	$(0.01)	$(0.13)

Weighted-average number of shares
of common stock outstanding	3,887,167	3,464,000	3,498,795

The accompanying notes are an integral part of these financial statements.

Signet International Holdings, Inc. and Subsidiary
(a development stage enterprise)
Consolidated Statements of Cash Flows
Three months ended March 31, 2006 and 2005 and
Period from October 17, 2003 (date of inception) through March 31, 2006

(Unaudited)

	Three Months ended March 31,		Three Months ended March 31,		Period from October 17, 2003 (date of inception) through March 31,
	2006		2005		2006

Cash Flows from Operating Activities
Net loss		$(51,127)		$(27,658)		$(453,810)
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation		-		-		-
Organizational expenses paid with issuance
of common and preferred stock		-		-		50,810
“Compensation expense” related
to sale of common stock at
less than “fair value”		-		-		56,430
Increase (Decrease) in
Accrued liabilities		21,769		5,250		55,708
Accrued officers compensation		17,500		17,500		165,920

Net cash used in operating activities		(11,858)		(4,908)		(124,942)

Cash Flows from Investing Activities		-		-		-

Cash Flows from Financing Activities
Cash proceeds from note payable		-		-		90,000
Cash proceeds from sale of common stock		15,000		-		416,089
Purchase of treasury stock		(50,000)		-		(50,000)
Cash paid to acquire capital		-		-		(10,447)
Capital contributed to support operations		-		4,908		33,812

Net cash provided by financing activities		(35,000)		4,908		479,454

Increase (Decrease) in Cash and Cash Equivalents		(46,858)		-		354,512

Cash and cash equivalents at beginning of period		401,370		-		-

Cash and cash equivalents at end of period		$354,512		$-		$354,512

Supplemental Disclosures of Interest and
Income Taxes Paid
Interest paid during the period		$-		$-		$-
Income taxes paid (refunded)		$-		$-		$-

The accompanying notes are an integral part of these financial statements.

Signet International Holdings, Inc. and Subsidiary

(a development stage enterprise)
Notes to Consolidated Financial Statements
March 31, 2006 and 2005

Note A - Organization and Description of Business

Signet International Holdings, Inc. (Company) was incorporated on February 2, 2005 under the Laws of the State of Delaware as 51142, Inc. The Company’s initial business plan was to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions.

On September 8, 2005, pursuant to a Stock Purchase Agreement and Share Exchange (Agreement) by and among the Company, Signet Entertainment Corporation (SIG) and the shareholders of Signet Entertainment Corporation (a private Florida corporation) (Shareholders) (collectively SIG and the SIG shareholders shall be known as SIG Group); the Company acquired 100.0% of the then issued and outstanding shares of SIG in exchange for the issuance of an aggregate 3,421,000 shares of the Company’s common stock to the SIG shareholders. Pursuant to the Agreement, SIG became a wholly owned subsidiary of the Company. At the transaction date, the then-sole shareholder of the Company was also the controlling shareholder, chief executive officer and director of SIG.

Signet Entertainment Corporation (SIG) was incorporated on October 17, 2003 in accordance with the Laws of the State of Florida. SIG was formed to establish a television network “The Gaming and Entertainment Network”.

The acquisition of the SIG by the Company effected a change in control of the Company and will be accounted for as a “reverse acquisition” whereby the Company is the accounting acquiror for financial statement purposes. Accordingly, for all periods subsequent to the combination transaction, the financial statements of the Signet International Holdings, Inc. will reflect the historical financial statements of the Company and the operations of Signet International Holdings, Inc. subsequent to the transaction date.

The Company is considered in the development stage and, as such, has generated no significant operating revenues and has incurred cumulative operating losses of approximately $453,800.

Note B - Preparation of Financial Statements

The acquisition of the SIG by the Company effected a change in control of the Company and will be accounted for as a “reverse acquisition” whereby the SIG is the accounting acquiror for financial statement purposes. Accordingly, for all periods subsequent to the combination transaction, the financial statements of the Signet International Holdings, Inc. will reflect the historical financial statements of the SIG and the operations of Signet International Holdings, Inc. subsequent to the transaction date.

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has a year-end of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

During interim periods, the Company follows the accounting policies set forth in its annual audited financial statements filed with the U. S. Securities and Exchange Commission on its Annual Report on Form 10-KSB which contains the Company’s audited financial statements for the year ended December 31, 2005. The information presented within these interim financial statements may not include all disclosures required by generally accepted accounting principles and the users of financial information provided for interim periods should refer to the annual financial information and footnotes when reviewing the interim financial results presented herein.

Signet International Holdings, Inc. and Subsidiary
(a development stage enterprise)
Notes to Consolidated Financial Statements - Continued
March 31, 2006 and 2005

Note B - Preparation of Financial Statements - Continued

In the opinion of management, the accompanying interim financial statements, prepared in accordance with the U. S. Securities and Exchange Commission’s instructions for Form 10-QSB, are unaudited and contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial condition, results of operations and cash flows of the Company for the respective interim periods presented. The current period results of operations are not necessarily indicative of results which ultimately will be reported for the full fiscal year ending December 31, 2006.

Note C - Going Concern Uncertainty

The Company is still in the process of developing it’s business plan and raising capital. As such, the Company is considered to be a development stage company.

The Company’s continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.

The Company anticipates future sales of equity securities to facilitate either the consummation of a business combination transaction or to raise working capital to support and preserve the integrity of the corporate entity. However, there is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

If no additional operating capital is received during the next twelve months, the Company will be forced to rely on existing cash in the bank and upon additional funds loaned by management and/or significant stockholders to preserve the integrity of the corporate entity at this time. In the event, the Company is unable to acquire advances from management and/or significant stockholders, the Company’s ongoing operations would be negatively impacted.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist. There is no legal obligation for either management or significant stockholders to provide additional future funding.

While the Company is of the opinion that good faith estimates of the Company’s ability to secure additional capital in the future to reach our goals have been made, there is no guarantee that the Company will receive sufficient funding to sustain operations or implement any future business plan steps.

Note D - Summary of Significant Accounting Policies

1.	Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2.	Organization costs

The Company has adopted the provisions of AICPA Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities” whereby all organizational and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

3.	Research and development expenses

Research and development expenses are charged to operations as incurred.

Signet International Holdings, Inc. and Subsidiary
(a development stage enterprise)
Notes to Consolidated Financial Statements - Continued
March 31, 2006 and 2005

Note D - Summary of Significant Accounting Policies - Continued

4.	Advertising expenses

The Company does not utilize direct solicitation advertising. All other advertising and marketing expenses are charged to operations as incurred.

5.	Income Taxes

The Company uses the asset and liability method of accounting for income taxes. At March 31, 2006 and 2005, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

As of March 31, 2006 and 2005, the deferred tax asset related to the Company’s net operating loss carryforward is fully reserved. Due to the provisions of Internal Revenue Code Section 338, the Company may have no net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods as a result of a change in control involving 50 percentage points or more of the issued and outstanding securities of the Company.

6.	Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.

At March 31, 2006 and 2005, and subsequent thereto, the Company’s issued and outstanding preferred stock is considered anti-dilutive due to the Company’s net operating loss position.

Note E - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company’s earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company’s earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates. The company does not use derivative instruments to moderate its exposure to financial risk, if any.

Signet International Holdings, Inc. and Subsidiary
(a development stage enterprise)
Notes to Consolidated Financial Statements - Continued
March 31, 2006 and 2005

Note F - Note Payable

Note payable consists of the following at March 31, 2006 and 2005, respectively:

	March 31,	March 31,
	2006	2005
$90,000 note payable to an individual. Interest at 10.0%.
Principal and accrued interest due at maturity in June
2006. Collateralized by controlling interest in the
common stock of Signet International Holdings, Inc.
Note fully funded in July 2005.	$90,000	$-

Note G - Income Taxes

The components of income tax (benefit) expense for each of the three month periods ended March 31, 2006 and 2005 and for the period from October 17, 2003 (date of inception) through March 31, 2006, are as follows:

	Three Months ended	Three Months ended	Period from October 17, 2003 (date of inception) through
	March 31,	March 31,	March 31,
	2006	2005	2006

Federal:
Current	$-	$-	$-
Deferred	-	-	-
State:
Current	-	-	-
Deferred	-	-	-
	-	-	-
Total	$-	$-	$-

As of March 31, 2006, the Company has a net operating loss carryforward of approximately $300,000 for Federal and State income tax purposes.. The amount and availability of any future net operating loss carryforwards may be subject to limitations set forth by the Internal Revenue Code. Factors such as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of the carryforwards.

(Remainder of this page left blank intentionally)

Signet International Holdings, Inc. and Subsidiary

(a development stage enterprise)
Notes to Consolidated Financial Statements - Continued
March 31, 2006 and 2005

Note G - Income Taxes - Continued

The Company’s income tax expense (benefit) each of the three month periods ended March 31, 2006 and 2005 and for the period from October 17, 2003 (date of inception) through March 31, 2006, respectively, differed from the statutory federal rate of 34 percent as follows:

	Three Months ended	Three Months ended	Period from October 17, 2003 (date of inception) through
	March 31,	March 31,	March 31,
	2006	2005	2006

Statutory rate applied to income before income taxes	$(17,400)	$(9,400)	$(154,300)
Increase (decrease) in income taxes resulting from:
State income taxes	-	-	-
Non-deductible officers compensation	5,950	5,950	56,400
Other, including reserve for deferred tax
asset and application of net operating loss carryforward	11,450	3,450	97,900

Income tax expense	$-	$-	$-

Temporary differences, consisting primarily of the prospective usage of net operating loss carryforwards give rise to deferred tax assets and liabilities as of March 31, 2006 and 2005, respectively:

	March 31,	March 31,
	2006	2005
Deferred tax assets
Net operating loss carryforwards	$97,900	$33,800
Officer compensation deductible when paid	56,400	33,700
Less valuation allowance	(154,300)	(67,500)

Net Deferred Tax Asset	$-	$-

Note H - Preferred Stock

The Company’s By-Laws allow for the issuance of up to 50,000,000 shares of $0.001 par value Preferred Stock.

Holders of shares of preferred stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of preferred stock do not have cumulative voting rights. Holders of preferred stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of preferred stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of preferred stock are fully paid and non-assessable. Holders of preferred stock have no preemptive rights to purchase our preferred stock. There are no conversion or redemption rights or sinking fund provisions with respect to the preferred stock.

The Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Signet International Holdings, Inc. and Subsidiary
(a development stage enterprise)
Notes to Consolidated Financial Statements - Continued
March 31, 2006 and 2005

Note H - Preferred Stock - Continued

On October 20, 2003, in conjunction with the formation and incorporation of the Company, the Company issued 4,000,000 shares of preferred stock to the incorporating persons.

On July 19, 2005, the Company issued 1,000,000 shares of preferred stock to an existing shareholder and Company officer for services related to the organization and structuring of the Company and it’s proposed business plan.

Note I - Common Stock Transactions

On October 17, 2003 and November 1, 2003, in connection with the incorporation and formation of the Company, an aggregate of approximately 3,294,000 shares of restricted, unregistered shares of common stock and were issued to various founding individuals. This combined preferred stock and common stock issuances were collectively valued at approximately $40,810, which approximated the fair value of the time provided by the individuals and the related out-of-pocket expenses.

On June 16, 2004 and December 3, 2004, the Company sold, in three separate transactions to three unrelated individuals, an aggregate 70,000 shares of restricted, unregistered common stock for $35,000 cash. These shares were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and no underwriter was used any of the three transactions.

Between July 20, 2005 and August 26, 2005, the Company sold an aggregate 57,000 shares of common stock to existing and new shareholders at a price of $0.01 per share for gross proceeds of approximately $570. As this selling price was substantially below the “fair value” of comparable transactions, the Company will recognize a charge to operations equivalent to the difference between the established “fair value” of $1.00 per share (as determined by the pricing in the September 2005 Private Placement Memorandum) and the selling price of $0.01 per share as “Compensation expense related to common stock sold at less than “fair value”.

On September 9, 2005, the Company commenced the sale of common stock pursuant to a Private Placement Memorandum in a self-underwritten offering. This Memorandum is offering for sale to persons who qualify as accredited investors and to a limited number of sophisticated investors, on a best efforts basis, up to 2,000,000 of our common shares at $1.00 per share, for anticipated gross proceeds of $2,000,000. The common shares will be offered through the Company’s officers and directors on a best-efforts basis. The minimum investment is $1,000, however, the Company might, at it’s sole discretion, accept subscriptions for lesser amounts. Funds received from all subscribers will be released to the Company upon acceptance of the subscriptions by the Company’s management. Through March 31, 2006, the Company has sold 381,000 shares for gross proceeds of $381,000 under this Memorandum.

On March 31, 2006, the Company repurchased 50,000 shares of common stock from the estate of a deceased shareholder which purchased said shares pursuant to the aforementioned September 2005 Private Placement Memorandum for $50,000 cash.

Note J - Commitments

Leased office space

The Company operates from leased office facilities at 205 Worth Avenue, Suite 316 Palm Beach, FL 33480 under an operating lease. The lease agreement expires in July 2009 and requires monthly payments of approximately $928. The Company is not responsible for any additional charges for common area maintenance.

Signet International Holdings, Inc. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements - Continued
March 31, 2006 and 2005

Note J - Commitments - Continued

Leased office space - continued

Future maturities on this lease agreement are as follows:

Year ended December 31,	Amount

2006	$11,136
2007	11,136
2008	11,136
2009	6,496

Totals	$39,904

The Company also reimburses two non-executive personnel for the use of their personal home offices, which are not exclusive to the Company’s business, at approximately $250 per month. These agreements are on a month-to-month basis.

For the respective years ended December 31, 2005 and 2004, the Company paid an aggregate of $16,738 and $16,702 for rent under these agreements.

Triple Play Management Agreement

On October 23, 2003, Signet Entertainment entered into a Management Agreement with Triple Play Media Management (Triple Play) of Peoria, Arizona. Triple Play is engaged to be the management company to manage and operate any acquired Signet facility (facilities) on a permanent basis for Signet for a period of ten years (the initial period) with an automatic extension of an additional ten years unless the dissenting party gives proper notice.

To facilitate this Management Agreement, Signet will endeavor to raise capital contributions through a Private Placement Offering, Regulation 506 and /or a Public Offering and show evidence of the total capital funds required for the establishment of the Network including providing funds for the budgeted operations of the business for the term of this agreement plus extensions. Signet will also provide a minimum of 17,500 square feet of permanent structure (connector facility), fully equipped to accommodate full- service television studios, sound stages and various production equipment within completely air-conditioned and heated work places and mobile modular production unit (s) fully equipped and a Eutelsat satellite Hot Bird and delivery system. Triple Play will, in turn, perform the following actions: a) acquire and maintain various licenses; b) compliance with local ordinances and state laws; c) maintain complete books of account, which shall comply with requirements of any governmental agency including all Federal Communications commission (FCC) regulations; d),provide an annual budget to Signet, addressing all operating activities, including a reserve for repairs, refurbishment, and replacements to maintain the premises and equipment in good condition; e) make no expenditures other than those items provided in an annual budget; f) maintain books and records to be made available to Signet representatives; g) have complete creative control and authority to determine all matters concerning decor, design, arrangement, format and all production presentations including creative design, absolute control and discretion with respect to the operation of the premises; and h) be responsible for all necessary and proper insurances safeguarding against all reasonably foreseeable risks on a replacement cost basis of coverage to both parties , the business and its assets.

Upon Signet’s raising the necessary required funding through a secondary offering, Signet will begin funding the working capital requirements of Triple Play for a share of Triple Play’s profit. The working capital commitment is based on mutually agreed budgets and is projected to amount approximately $15 million. This advance of management fees would be drawn down by Triple Play over approximately the first 12 months of its operations which would begin once Signet has access to the secondary offering funding. This advance will be recovered by Signet from Triple Play’s future cash flows. In return, Signet will receive 87.5 % of Triple Play’s monthly gross revenues less Triple Play’s monthly operating expenses.

Signet International Holdings, Inc. and Subsidiary
(a development stage company)
Notes to Consolidated Financial Statements - Continued
March 31, 2006 and 2005

Note J - Commitments - Continued

Triple Play Management Agreement - continued

For the services, Triple Play shall render to Signet, Signet shall pay management fees to Triple Play based upon Triple Play’s gross revenues, as follows: a) 12% of Triple Play’s gross revenues, provided that Triple Play realizes a minimum pre tax net profit of 25%, plus b) ½% (one half percent) of Triple Play’s gross revenues for Triple Play’s costs of licenses and permits for international air waves and feeds duties and taxes, satellite transmission links, down links, including earth stations. The fees in a) and b), noted above, shall become due from Signet within 90 days after the close of each calendar year based on a determination by independently prepared Certified Public Accountants’ reports. These reports will account for advances Signet has made.

Triple Play’s Chief Executive Officer, Richard Grad, one of Signet’s founding shareholders, will be paid by Signet, a signing bonus of $50,000 upon the funding of a future Signet offering. Signet will also pay to Mr. Grad the following annual compensation during the entire term of this agreement, including extensions thereto: 1) a guaranteed annual salary of $200,000.(Two Hundred Thousand), per year payable at the beginning of each month at the rate of twelve equal installments and will be subsequently deducted from each annual management fee settlement noted above; 2) an allowance of $1,500 for moving and relocation expenses and 3) ordinary and reasonable employee benefits related to health insurance. It is specifically noted that Mr. Grad will function solely as an independent contractor representing Triple Play and will not be construed as a Signet employee.

Big Vision Management Contract

On July 22, 2005, Signet Entertainment entered into a Management Agreement with Big Vision Studios, a Nevada Limited Liability Company (Big Vision) located in both Las Vegas, Nevada and Burbank, California whereby Big Vision will be the exclusive supplier of High Definition Equipment and Studio rental for Signet. This agreement is for a period of one (1) year, commencing with the submission by Signet’s of evidence of the total capital funds required for the establishment of Signet’s Network including providing funds for the budgeted operations of the business for the term of this agreement plus extensions to Big Vision, with an automatic extension of an additional five years unless the dissenting parry gives proper notice. Signet agrees to pay a fee to Big Vision on a most favored nation basis for the first year of Signer’s operations. After the initial year, Signet agrees to pay Big Vision at the industry standard rates plus and additional 15% in consideration of Big Vision’s concession in rates for the first year. Signet has agreed to continue paying the industry rates plus 15% for as long as this agreement is in place. All fees will be paid as they become due and payable according to Big Vision’s requirements.

Broadcast Property Acquisition

On April 13, 2006, Signet executed a Letter of Agreement to Purchase with Freehawk Productions, Inc. of Royal Palm Beach, Florida whereby Signet would acquire 20 one-half hour screenplays to be delivered over a 36-month period from the closing of the purchase. The agreed-upon purchase price for the total 20 one half-hour ready to air shows and supplementary 80 one half- hour ready to air episodes is $3,000,000.00. This price includes all of the rights, title and privileges related to the ownership of said broadcast properties. The purchase price is to be paid as follows:

a.

Cash deposit - $10,000. Originally to be payable no earlier than 60 days but no later than 90 days after the execution of this contract; however, later modified to be payable no earlier than the 180th day after execution;

b.	Installment payments of $10,000.00 per month for 24 months beginning December 1, 2006; and
c.

550,000 shares of Signet Common Stock to be issued to Freehawk concurrent with the delivery of the various one-half hour programs discussed above. In the event that the market value of the Signet’s Common Stock result in less than the balance due at the final delivery of the final contracted property, Signet will issue additional stock to Freehawk at the end of the term of this agreement to equal any shortage in the total agreed upon purchase price.

SIGNET INTERNATIONAL HOLDINGS, INC.

1,224,500 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

UNTIL _____________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES WHETHER OR NOT PARTICIPATING IN THIS OFFERING MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Business Corporation Law of the State of Delaware provides that any corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if such corporate agent acted in good faith and in the best interest of the corporation and with respect to any criminal proceeding, such corporate agent has no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.Insofar as indemnification for liabilities arising under the Securities Act of1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$144.13
Transfer Agent Fees (1)	$1,600.00
Accounting fees and expenses (1)	$5,500.00
Legal fees and expenses (1)	$10,000.00
Total(1)	$17,388.25

(1)	Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

On February 2, 2005, we issued 100,000 shares to Scott Raleigh for services rendered as our founder. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Scott Raleigh had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction. On July 8, 2005, Scott Raleigh transferred the 100,000 shares to Signet Entertainment Corporation for a cash purchase price of $36,000 pursuant to a stock purchase agreement and pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

On September 8, 2005, we issued a total of 3,421,000 common shares to sixty-two (62) shareholders and 5,000,000 preferred shares to three (3) shareholders pursuant to the Stock Purchase Agreement and Share Exchange between us and Signet Entertainment Corporation. Such shares were issued on a one-for-one basis. These shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. The following sets forth the identity of the class of persons to whom we issued shares pursuant to the share exchange and the amount of shares for each shareholder:

Shareholder	Common Shares	Preferred Shares
BARRY ABRAMS MDPA PROFIT SHARING PLAN	50,000	-
BASSET, ROBERT C.	1,000	-
BOMMARITO, GRACE	1,000	-
BOOKOUT, MELISSA	1,000	-
BOSTICK, BOBBY T.	1,000	-
BROWN, BARBRA J.	1,000	-
BROWN, DONALD D.	1,000	-
COLARUSSO, PETER & JUDY	20,000	-
COLLADO, ROSA MARIA	1,000	-
CURTIS, JOHN J.	1,000	-
DAMPIER, JOSEPHINE M.L.	1,000	-
DELICH, DOROTHY E.	1,000	-
DEMBLIN, AUGUST	76,000	-
DERHAK, JOHN E.	1,000	-
DERHAK, WENDY	1,000	-
DOHRN, WALTER	10,000	-
DONALDSON, THOMAS	601,000	1,000,000
ENRIGHT, COEN W.	51,000	-
FOX, STEVEN A.	26,000	-
FRALEY, ELWIN E.	1,000	-
FREEMAN, ROBERT LEE	51,000	-
GANDIAGA, ANDIKONA	1,000	-
GANDIAGA, PATXI	1,000	-
GARZA, IRENE G.	1,000	-
GARZA, JAIME	101,000	-
GARZA, JOSE L.	1,000	-
GARZA, VICTOR HUGO	1,000	-
GELFAND, HOWARD	1,000	-
GILLETTE, F. WARRINGTON	1,000	-
GONZALES, VICTOR HUGO	50,000	-
GRAD, GARY MICHAEL	151,000	-
GRAD, RICHARD	401,000	-
GRAD, STEVEN	51,000	-
GUERRICAECHEBARRIA, CHRISTINE	1,000	-
HACKING, H. LYNN	51,000	-
HARAKAS, ANNETTE	1,000	-

HILLABRAND, HOPE E.	501,000	1,500,000
KAUFMAN, MAX	1,000	-
LAGROTTERIA, JAMES	1,000	-
LAUDATI, DINO (1)	1,000	-
LETIZIANO, ERNESTO W.	900,000	2,500,000
LONG, JANET G.	1,000	-
MCNEILL, TOM	1,000	-
MELNICK, A MICHAEL & ILENE B. JTWROS	1,000	-
O’NEILL, TOMMY	51,000	-
PREWITT, PAUL A.	1,000	-
RIDER, TIM	1,000	-
ROWAN, WILLIAM R.	1,000	-
SEGAR-RHODES, JUDY A.	1,000	-
SHUGAR, GERALD	1,000	-
SNYDER, JOANN	1,000	-
SNYDER, THOMAS S.	51,000	-
SOWERS, DAVID W.	1,000	-
SOWERS, GERALD W.	1,000	-
SOWERS, JOYCE A.	1,000	-
SOWERS-GANDIAGA, PEGGY	151,000	-
STERN, BARBRA	1,000	-
TORRENCE, SUSAN L.	1,000	-
VELASCO, FERNANDO	1,000	-
WITTELSBACH, BURKNARD	10,000	-
WOLFSKEIL, ALYSIA	26,000	-
WOLFSKEIL, RICHARD	1,000	-

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. No general solicitation or general advertising were used in connection with this offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In May 2006 we completed a Regulation D, Rule 506 Offering in which we issued a total of 381,000 shares of our common stock in exchange for cash consideration to eight (8) shareholders at a price per share of $1.00 for an aggregate offering price of $381,000. The following sets forth the identity of the persons to whom we sold these shares and the amount of shares for each shareholder:

Shareholder	Common Shares
BARRY ABRAMS MDPA PROFIT SHARING PLAN	100,000
GOFF FAMILY HOLDINGS, LP	50,000
HENNINGSEN, ROBERT C. AND KATHLEEN A JTWROS	54,000
KILEY, ROBERT	10,000
KILEY, ROBERT AND SUSAN JTWROS	65,000
MADORE, DANIEL R. AND LAURIE A. JT TEN	50,000
MEYERS, RON	50,000
ROWAN, WILLIAM R. AND JANET LONG TIC	2,000

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933.In accordance with Section 230.506 (b) (1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)

Each investor received a copy of our private placement memorandum and completed a questionnaire to confirm that they were either “accredited” or “sophisticated” investors as defined in Rule 501 of Regulation D. Of the 8 subscribers, 6 were “accredited investors” and 2 were “sophisticated investors.” Each sophisticated investor completed a questionnaire confirming that such investor has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of the prospective investment.

(C)	Our management was available to answer any questions by prospective purchasers;

(D)	Shares issued in connection with in this offering were restricted under Rule 4(2) and certificates indicating ownership of such shares bore the appropriate legend.

All shares purchased in the Regulation D Rule 506 offering completed in May 2006 were restricted in accordance with Rule 144 of the Securities Act of 1933.

On March 31, 2006, the Company repurchased 50,000 shares of common stock from the estate of a deceased shareholder which purchased said shares pursuant to the aforementioned Regulation D Rule 506 offering completed in May 2006 for $50,000 cash.

ITEM 27.	EXHIBITS.

Method of Filing	Exhibit Number	Exhibit Title

Incorporated by reference to Exhibit 2.1 to Amendment to Form 8k filed on July 12, 2005 (File No. 000-51185)	2.1	Stock Purchase Agreement dated July 8, 2005 between Scott Raleigh and Signet Entertainment Corporation.

	2.2	Amended Stock Purchase Agreement and Share Exchange dated September 8, 2005 between Signet International Holdings, Inc. and Signet Entertainment Corporation.

Incorporated by reference to Exhibit 3.1 to Form 10SB filed on May 3, 2005 (File No. 000-51185)	3.1	Certificate of Incorporation of 51142, Inc.

Incorporated by reference to Exhibit 3.2 to Form 10SB filed on June 2, 2005 (File No. 333-134665)	3.2	Certification of Amendment to the Articles of Incorporation amending the Company's name to Signet International Holdings, Inc.

Incorporated by reference to Exhibit 3.3 to Form SB-2 filed on June 2, 2006 (File No. 333-134665)	3.3	By-Laws

	5.1	Opinion and Consent of Anslow & Jaclin, LLP

Incorporated by reference to Exhibit 10.1 to Form SB-2 filed on June 2, 2006 (File No. 333-134665)	10.1	Management Agreement with Triple Play Media, Inc.

Incorporated by reference to Exhibit 10.2 to Form SB-2 filed on June 2, 2006 (File No. 333-134665)	10.2	Management Agreement with Big Vision, Inc.

Incorporated by reference to Exhibit 10.3 to Form SB-2 filed on June 2, 2006 (File No. 333-134665)	10.3	Screenplay Purchase Agreement with FreeHawk Productions, Inc.

	10.4	Landlord Letter

Incorporated by reference to Exhibit 23.1 to Form 8-K filed on November 15, 2005 (File No. 000-51185).	16.1	Letter from Gately & Associates, LLC

Incorporated by reference to Exhibit 21.1 to Form SB-2 filed on June 2, 2006 (File No. 333-134665)	21.1	List of Subsidiaries

	23.1	Consent of S.W. Hatfield, CPA

ITEM 28.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)	Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(d)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
(b)	Rule 430A under the Securities Act undertaking:

The undersigned registrant hereby undertakes:

1.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sec. 230. 424(b)(1), (4) or 230. 497(h)) as part of this registration statement as of the time the Commission declared it effective.

2.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

1.	If the small business issuer is relying on Rule 430B (ss. 230. 430B of this chapter):

(i)

Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss. 230. 424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss. 230. 424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss. 230. 415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

2.

If the small business issuer is subject to Rule 430C (ss. 230. 430C of this chapter), include the following: Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Palm Beach, State of Florida on July 31, 2006.

By:	/s/ Ernest W. Letiziano
Ernest W. Letiziano President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and Director

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Ernest W. Letiziano, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Ernest W. Letiziano
Ernest W. Letiziano President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and Director

Dated: July 31, 2006